Exhibit 10.12

LEASE AGREEMENT

BY AND BETWEEN

FOOTHILL CORPORATE I MT, LLC,

a Delaware limited liability company as Landlord

and

BIOLASE, INC.,

a Delaware corporation

as Tenant

TABLE OF CONTENTS

ARTICLE l	REFERENCE	1
1.1	References	1
ARTICLE2	LEASED PREMISES, TERM AND POSSESSION	4
2.1	Demise of Leased Premises	4
2.2	Right to Use Common Areas	5
2.3	Lease Commencement Date and Lease Term	5
2.4	Delivery of Possession	5
2.5	Performance of Landlord’s Work; Delivery of Possession	5
2.6	Surrender of Possession	5
ARTICLE 3	RENT, LATE CHARGES AND SECURITY DEPOSIT	6
3.1	Base Monthly Rent	6
3.2	Additional Rent	7
3.3	Year-End Adjustments	7
3.4	Late Charge and Interest on Rent in Default	8
3.5	Payment of Rent	8
3.6	Prepaid Rent.	8
3.7	Security Deposit.	9
ARTICLE 4	USE OF LEASED PREMISES AND COMMON AREA.	9
4.1	Permitted Use	9
4.2	General Limitations on Use	9
4.3	Noise and Emissions	10
4.4	Trash Disposal	10
4.5	Parking	10
4.6	Signs	10
4.7	Compliance with Laws and Restrictions	11
4.8	Compliance with Insurance Requirements	12
4.9	Landlord’s Right to Enter	12
4.1	Use of Common Areas	12
4.11	Environmental Protection	13
4.12	Rules and Regulations	14
4.13	Reservations	15

ARTICLE 5	REPAIRS, MAINTENANCE, SERVICES AND UTILITIES	15
5.1	Repair and Maintenance	15
5.2	Utilities and Services	16
5.3	Security	19
5.4	Energy and Resource Consumption	19
5.5	Limitation of Landlord’s Liability	19
ARTICLE 6	ALTERATIONS AND IMPROVEMENTS	20
6.1	By Tenant	20
6.2	Ownership of Improvements	20
6.3	Alterations Required By Law	21
6.4	Liens	21
ARTICLE 7	ASSIGNMENT AND SUBLETTING BY TENANT	21
7.1	By Tenant.	21
7.2	Merger, Reorganization, or Sale of Assets	22
7.3	Landlord’s Election	23
7.4	Conditions to Landlord’s Consent	23
7.5	Assignment Consideration and Excess Rentals Defined	24
7.6	Payments	25
7.7	Good Faith	25
7.8	Effect of Landlord’ s Consent.	25
7.9	Permitted Sublease or Occupancy	25
ARTICLE 8	LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY	26
8.1	Limitation on Landlord’s Liability and Release	26
8.2	Tenant’s Indemnification of Landlord	26
ARTICLE 9	INSURANCE	27
9.1	Tenant’s Insurance	27
9.2	Landlord’ s Insurance	28
9.3	Mutual Waiver of Subrogation	29
ARTICLE 10	DAMAGE TO LEASED PREMISES	29
10.1	Landlord’s Duty to Restore	29
10.2	Insurance Proceeds	30
10.3	Landlord’s Right to Terminate	30
10.4	Tenant’s Right to Terminate	30
10.5	Tenant’s Waiver	30
10.6	Abatement of Rent	31

ARTICLE 11	CONDEMNATION	31
11.1	Tenant’s Right to Terminate	31
11.2	Landlord’s Right to Terminate	31
11.3	Restoration	31
11.4	Temporary Taking	31
11.5	Division of Condemnation Award	31
11.6	Abatement of Rent	32
11.7	Taking Defined	32
ARTICLE 12	DEFAULT AND REMEDIES	32
12.1	Events of Tenant’s Default	32
12.2	Landlord’s Remedies	33
12.3	Landlord’s Default and Tenant’s Remedies	35
12.4	Limitation of Tenant’s Recourse	35
12.5	Tenant’s Waiver.	36
ARTICLE 13	GENERAL PROVISIONS	36
13.1	Taxes on Tenant’s Property	36
13.2	Holding Over	36
13.3	Subordination to Mortgages	37
13.4	Tenant’s Attornment Upon Foreclosure	38
13.5	Mortgagee Protection	38
13.6	Estoppel Certificate	38
13.7	Tenant’s Financial Information	39
13.8	Transfer by Landlord	38
13.9	Force Majeure	39
13.1	Notices	39
13.11	Attorneys’ Fees and Costs	40
13.12	Definitions	40
13.13	General Waivers	47
13.14	Miscellaneous	47
ARTICLE 14	CORPORATE AUTHORITY, BROKERS AND ENTIRE AGREEMENT	48
14.1	Corporate Authority	48
14.2	Brokerage Commissions	48
14.3	Entire Agreement	48
14.4	Landlord’s Representations	48
ARTICLE 15	PATRIOT ACT COMPLIANCE	48
ARTICLE 16	OPTION TO EXTEND	49
16.1	Option to Extend	49

ARTICLE 17	TELECOMMUNICATIONS AND NETWORKING	51
17.1	Wireless Network	51

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), dated January ____, 2020, for reference purposes only, is made by and between FOOTHILL CORPORATE I MT, LLC, a Delaware limited liability company (“Landlord”), and BIOLASE, INC., a Delaware corporation (“Tenant”), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall has executed this Lease (the “Effective Date”).

ARTICLE 1 REFERENCE

1.1 References. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

Tenant Representative and
Telephone Number:
Landlord Representative and	Michael Stubben, CFO
Telephone Number:	702-685-7438
Lease Expiration Date:

Seventy-Eight (78) months after Lease Commencement Date pursuant to Section 2.3, unless earlier terminated in accordance with the terms of this Lease or extended by Tenant pursuant to Article 16 hereof.

One Month’s Prepaid Rent:	$29,840.00
Security Deposit:	$34,592.75, due upon the Effective Date.
Late Charge Amount:	Five Percent (5%) of the Delinquent Amount
Tenant’s Required Liability Coverage:	$5,000,000 Combined Single Limit
Tenant’s Broker:	CBRE, Inc.
Landlord’s Broker:	CBRE, Inc.
Tenant Parties:	Tenant and any of Tenant’s employees, agents, vendors, invitees, guests, permittees, assignees, sublessees, subsidiaries, affiliates or contractors.

Property:

That certain real property situated in Foothill Ranch, County of Orange, State of California, as presently improved with one commercial building with the street address of 27042 Towne Centre Drive, Foothill Ranch, California, which real property is generally shown on the Site Plan attached hereto as Exhibit A.

Building:

That certain building on the Property in which the Leased Premises are located commonly known as 27042 Towne Centre Drive, Foothill Ranch, California (the “Building”), which Building is shown outlined on Exhibit A hereto.

Common Areas:

The term “Common Areas” shall mean all areas in the Building and the Property not reserved for the exclusive use of Landlord, Tenant or any other tenant, including, without limitation, plazas, walkways, private roadways, loading docks, parking areas, landscaped areas, and the areas devoted to corridors, fire vestibules, stairways, elevator foyers, lobbies, electric and telephone closets, restrooms, mechanical rooms, and other similar facilities for the benefit of all tenants (or invitees) or servicing the Building as a whole. Landlord reserves the right to make changes to the Common Areas as it deems reasonably necessary.

HVAC:	Heating, ventilating, and/or air conditioning.
Leased Premises:

That certain space shown on the floor plan attached as Exhibit B, designated as Suite 265, on the second floor of the Building consisting of approximately 11,936 rentable square feet as determined by Landlord’s method of measurement (which has been previously explained to Tenant) and which Landlord and Tenant agree, for purposes of this Lease, shall be deemed the rentable square footage of the Leased Premises. The Building and the Leased Premises are not subject to re- measurement unless, pursuant to a written amendment to this Lease which may be mutually executed by Landlord and Tenant at any time, space is subtracted therefrom, or additional space is added thereto. Recognizing that both Landlord and Tenant have agreed to the foregoing rentable square footage number and have agreed that there will be no re-measurement except as expressly provided above, Landlord has given Tenant the opportunity to measure the Building and the Leased Premises and has encouraged Tenant to do so, and Tenant hereby confirms that, as of the date hereof, it has elected, in its sole discretion and without reliance on any representation by Landlord or its agents or any brokers, not to measure the Building or the

	_____________________
	Tenant initials
Tenant’s Building Share:

The term “Tenant’s Building Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building at the time of calculation (which Landlord and Tenant agree is currently 83,218 rentable square feet), and multiplying such quotient by 100. Tenant’s Building Share therefore is currently 14.34%. In the event the rentable square footage of the Building is increased or decreased, then Tenant’s Building Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, for the purposes of Article 3 below, Tenant’s Building Share shall be determined on the basis of the number of days during such calendar year at each such different Tenant’s Building Share.

Base Monthly Rent:	Months	Base Monthly Rent
	1	$29,840.00
	2-7	$0.00
	8-12	$29,840.00
	13-24	$30,735.20
	25-36	$31,657.26
	37-48	$32,606.98
	49-60	$33,585.19
	61-66	$34,592.75

Base Year for Taxes:	Calendar year 2020
Base Year for Operating Expenses:	Calendar year 2020
Parking:

Four (4) unreserved, unassigned parking stalls for every 1,000 rentable square feet within the Leased Premises, such spaces to be located in the parking area of the Common Areas. Parking is provided to Tenant by Landlord without additional charge for the initial, unextended Lease Term (and any extension of the Lease Term). In addition, Tenant shall be granted six (6) reserved parking stalls located in a mutually agreed upon location near the entrance of the Building.

Permitted Use:	General office use, and uses ancillary thereto, to the extent each such use is in compliance with all Laws and Restrictions.
Exhibits:	The term “Exhibits” shall mean the Exhibits of this Lease which are described as follows:
Exhibit A - Site Plan
Exhibit B - Floor Plan
Exhibit C - Work Letter
Exhibit D - Intentionally deleted
Exhibit E - Rules and Regulations
Exhibit F - Form of Subordination, Nondisturbance and Attornment Agreement
Exhibit G - Form of Estoppel Certificate

ARTICLE 2

LEASED PREMISES, TERM AND POSSESSION

2.1 Demise of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for Tenant’s own use in the conduct of Tenant’s business and not for purposes of speculating in real estate, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises. Tenant’s lease of the Leased Premises, together with the appurtenant right to use the Common Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws and Restrictions governing the use or occupancy of the Leased Premises and the Property, (iii) all easements and other matters now of public record respecting the use of the Leased Premises and Property, and (iv) all reasonable rules and regulations from time to time established by Landlord related to the Leased Premises. Tenant shall have access to the Leased Premises and the parking area within the Common Areas twenty-four (24) hours a day, seven (7) days a week throughout the Lease Term. Notwithstanding any provision of this Lease to the contrary, Landlord hereby reserves to itself and its designees all rights of access, use and occupancy of the Building roof, and Tenant shall have no right of access, use or occupancy of the Building roof except (if at all) to the extent required in order to enable Tenant to perform Tenant’s maintenance and repair obligations pursuant to this Lease.

2.2 Right to Use Common Areas. As an appurtenant right to Tenant’s right to the use and occupancy of the Leased Premises, Tenant shall have the right to use the Common Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever. Tenant’s right to so use the Common Areas shall be subject to the limitations on such use as set forth in Article 1 and shall terminate concurrently with any termination of this Lease.

2.3 Lease Commencement Date and Lease Term. The term of this Lease shall begin on July 1, 2020 (the “Lease Commencement Date”). If Landlord is able to complete Landlord’s Work prior to the Lease Commencement Date, Tenant shall be permitted to move into the Leased Premises at no additional cost. The term of this Lease shall in all events end on the Lease Expiration Date (as set forth in Article 1). The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the “Lease Term”).

2.4 Delivery of Possession. Landlord shall deliver to Tenant, and Tenant shall accept, possession of the Leased Premises in its AS IS condition, WITH ALL FAULTS on the Lease Commencement Date, except and subject only to Landlord’s completing, on or before July 1, 2020, Landlord’s Work described and defined in Paragraph 1 of the Work Letter attached as Exhibit C to and made a part of this Lease (the “Work Letter”), the terms and provisions of which are hereby incorporated into this Lease. Notwithstanding the foregoing, Tenant may have access to the Leased Premises thirty (30) days prior to the anticipated Lease Commencement Date for purposes of installing FF&E. Said access, however, shall not interfere with Landlord’s ability to complete the Landlord Work. If Landlord is unable to deliver possession of the Leased Premises to Tenant prior to the Lease Commencement Date, then Landlord hereby agrees to pay Tenant’s rent, pro rata share of operating expenses and holdover charges at Tenant’s prior leased space.

2.5 Performance of Landlord’s Work; Acceptance of Possession. Landlord shall, pursuant to the Work Letter, perform Landlord’s Work substantially as set forth in Paragraph 1 of the Work Letter. If any dispute arises as to whether the Leased Premises are substantially completed and ready for Tenant’s occupancy, a certificate furnished by Landlord’s architect certifying the date of substantial completion, together with Landlord’s delivery to Tenant of a certificate of occupancy evidencing completion of Landlord’s Work (it being acknowledged and agreed that applicable Laws may only require a “finaled job card” from the applicable building inspector), shall be conclusive of that fact and date and binding upon Landlord and Tenant. It is agreed that by accepting possession of the Leased Premises, Tenant formally accepts same and acknowledges that the Leased Premises are in the condition called for hereunder, subject to normal punch list items specified by Tenant to Landlord in writing within ten (10) days of such occupancy.

2.6 Surrender of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s equipment (including telecommunications installations, unless Landlord otherwise elects), trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Common Areas, and shall vacate and surrender the Leased Premises, the Building, the Common Areas and the Property to Landlord in the same condition, broom clean, as existed at the Lease Commencement Date, reasonable wear and tear excepted. Tenant shall repair all damage to the Leased Premises, the exterior of the Building and the Common Areas caused by Tenant’s removal of Tenant’s property. If Landlord elects by written notice to Tenant not later than thirty (30) days prior to the termination or expiration of the Term to require Tenant to surrender Tenant’s telecommunications installations, then Tenant shall leave the same in good condition and repair and labeled and/or coded sufficiently so that Landlord can readily determine the origin, destination and function of such installations. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord’s approval or not. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord, in each case to the extent such staining or damage was caused by Tenant or any Tenant Parties, reasonable wear and tear excepted. Tenant shall repair all damage caused by Tenant or any Tenant Parties to the exterior surface of the Building and the paved surfaces of the Common Areas and, where necessary, replace or resurface same, reasonable wear and tear excepted. Additionally, to the extent that Landlord shall have notified or is deemed to have notified Tenant in writing at the time the improvements were completed that it desired to have certain improvements made by Tenant or at the request of Tenant removed at the expiration or sooner termination of the Lease, Tenant shall, upon the expiration or sooner termination of the Lease, remove any such improvements constructed or installed by Landlord or Tenant and repair all damage caused by such removal. If the Leased Premises, the Building, the Common Areas and the Property are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all reasonable costs incurred by Landlord in returning the Leased Premises, the Building, the Common Areas and the Property to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the then maximum rate of interest not prohibited or made usurious by law until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within ten (10) days of Landlord’s billing Tenant for same. Notwithstanding the foregoing, Landlord may consent (in its sole and absolute discretion) to accept a cash payment from Tenant in lieu of Tenant completing all or any portion of the work required pursuant to this paragraph, such consent to be in a written notice specifying the work from which Tenant shall be excused. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant or any losses to Landlord with respect to lost opportunities to lease to succeeding tenants. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remove any of Landlord’s Work upon the expiration or sooner termination of this Lease.

ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSIT

3.1 Base Monthly Rent.

(a) Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, cash or other immediately available good funds in the amount set forth as “Base Monthly Rent” in Article 1 (the “Base Monthly Rent”).

(b) Base Monthly Rent is not payable during the second through the seventh full calendar months of the Lease Term (the “Rent Abatement Period”).

3.2 Additional Rent. Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, in addition to the Base Monthly Rent and to the extent not required by Landlord to be contracted for and paid directly by Tenant, Tenant shall pay to Landlord as additional rent (the “Additional Rent”) the following amounts:

(a) An amount equal to the Operating Expense Increase, the Insurance Cost Increase, and the Tax Increase (as such terms are defined in Article 13) incurred by Landlord. Payment shall be made as follows: Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Operating Expense Increase, Insurance Cost Increase, and Tax Increase, or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may determine, and Tenant shall pay to Landlord an amount equal to the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent. Landlord reserves the right to revise such estimate from time to time and upon receipt of Landlord’s revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. Landlord reserves the right to change from time to time the methods of billing Tenant for any given expense or group of expenses or the periodic basis on which such expenses are billed. Notwithstanding anything to the contrary in this Lease, the Operating Expense Increase, Insurance Cost Increase and Tax Increase shall not be due and payable during the first twelve (12) full calendar months of the Lease Term.

(b) Landlord’s share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.

(c) Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

(d) Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

3.3 Year-End Adjustments. If Landlord shall have elected to bill Tenant for the Operating Expense Increase, Insurance Cost Increase, and/or Tax Increase (or any group of such expenses) on an estimated basis in accordance with the provisions of Paragraph 3.2(a) above, Landlord shall furnish to Tenant within four (4) months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. If Tenant shall have paid more than its obligation for such expenses for the stated period, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment, in either case after first deducting any amounts then owed by Tenant under this Lease. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days from Landlord’s billing of same to Tenant.

Tenant may, at Tenant’s sole cost and expense, cause an audit of Landlord’s books and records to determine the accuracy of Landlord’s billings for the Operating Expense Increase, Insurance Cost Increase and/or Tax Increase under this Lease, provided Tenant completes (and delivers to Landlord the written results of) such audit within one hundred twenty (120) days after Tenant’s receipt of the year-end statement described above setting forth the annual reconciliation of the Operating Expense Increase, Insurance Cost Increase and/or Tax Increase, and provided further that the person or entity performing such audit is not compensated on any type of contingent basis. If such audit reveals that the actual Operating Expense Increase, Insurance Cost Increase and/or Tax Increase for any given year were less than the amount that Tenant paid for the Operating Expense Increase, Insurance Cost Increase and/or Tax Increase, respectively, for any such year, then unless Landlord contests such audit results as provided below, Landlord shall credit the excess to Tenant’s next payment of Additional Rent. If such audit reveals that the actual Operating Expense Increase, Insurance Cost Increase and/or Tax Increase for any given year were more than the amount that Tenant paid for the Operating Expense Increase, Insurance Cost Increase and/or Tax Increase, respectively, for any such year, Tenant shall pay such amount to Landlord within thirty (30) days after completion of the audit. Landlord shall have the right to contest the results of Tenant’s audit and thereafter promptly have an audit performed (“Landlord’s Audit”) by a certified public accounting firm selected by Landlord and acceptable to Tenant in Tenant’s reasonable discretion. In such case, the results of Landlord’s Audit shall be binding and conclusive on Landlord and Tenant, and any resulting overpayment or underpayment shall be handled as provided above. Tenant shall pay the cost of Landlord’s Audit unless Landlord’s Audit confirms the actual Operating

Expense Increase, Insurance Cost Increase and/or Tax Increase for the given year were less than the amount Tenant paid for the Operating Expense Increase, Insurance Cost Increase and/or Tax Increase, respectively, for such year, in which case Landlord shall pay the cost of Landlord’s Audit. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

3.4 Late Charge and Interest on Rent in Default. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant within five (5) calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the “Late Charge Amount,” and if any Additional Rent is not received by Landlord when the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to five percent (5%) of the Additional Rent not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of five (5) calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said fifth day at the lesser of ten percent (10%) and the then maximum rate of interest not prohibited or made usurious by Law until paid.

3.5 Payment of Rent. Except as specifically provided otherwise in this Lease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have had Tenant failed to pay the Base Monthly Rent when due.

3.6 Prepaid Rent. Tenant shall, upon execution of this Lease, pay to Landlord the amount set forth in Article 1 as “One Month’s Prepaid Rent” as prepayment of rent for credit against the first payment of Base Monthly Rent due hereunder.

3.7 Security Deposit. Tenant shall deposit concurrently with Tenant’s execution of this Lease, with Landlord the amount set forth in Article 1 as the Security Deposit as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent. Tenant hereby grants to Landlord a security interest in the Security Deposit, including, but not limited to, replenishments thereof. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease; (ii) to repair damage to the Leased Premises, the Building or the Common Areas caused or permitted to occur by Tenant; (iii) to clean and restore and repair the Leased Premises, the Building or the Common Areas following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2, (iv) to remedy any other default of Tenant including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Leased Premises, and (v) to cover any other expense, loss or damage which Landlord may at any time suffer due to Tenant’s default. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord’s ordinary business and shall not be required to segregate it from Landlord’s general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building or the Property during the Lease Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of sixty (60) days following a surrender of the Leased Premises by Tenant to Landlord within which to inspect the Leased Premises, make required restorations and repairs, receive and verify workmen’s billings therefor, cure any other defaults, deduct any damages, and prepare a final accounting with respect to the Security Deposit. In no event shall the Security Deposit or any portion thereof, be considered prepaid rent.

ARTICLE 4

USE OF LEASED PREMISES AND COMMON AREA

4.1 Permitted Use. Tenant shall be entitled to use the Leased Premises solely for the “Permitted Use” as set forth in Article 1 and for no other purpose whatsoever. Tenant shall have the right to vacate the Leased Premises at any time during the Lease Term, provided Tenant maintains the Leased Premises in the same condition as if fully occupied and as otherwise required by the terms of this Lease, including the continued payment of Base Monthly Rent. Tenant shall have the right to use the Common Areas in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever.

4.2 General Limitations on Use. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Common Areas or the Property which does or could (i) jeopardize the structural integrity of the Building or (ii) cause damage to any part of the Leased Premises, the Building, the Common Areas or the Property. Tenant shall not operate any equipment within the Leased Premises which does or could (A) injure, vibrate or shake the Leased Premises or the Building, (B) damage, overload or impair the efficient operation of any electrical, plumbing, and/or HVAC systems within or servicing the Leased Premises or the Building, or (C) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling, walls or roof of the Leased Premises. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Leased Premises, the Building, the Common Areas or the Property. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Tenant shall not use any of the Common Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed by any of the Tenant Parties any waste in or about the Leased Premises, the Building, the Common Areas or the Property.

4.3 Noise and Emissions. All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of or annoy the occupants and/or users of adjacent properties. All dust, fumes, odors and other emissions generated by Tenant’s use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy the occupants and/or users of adjacent properties, or cause any damage to the Leased Premises, the Building, the Common Areas or the Property or any component part thereof or the property of adjacent property owners.

4.4 Trash Disposal. Tenant shall provide trash bins or other adequate garbage disposal facilities within the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. Landlord shall cause such trash, garbage and waste to be regularly removed from the Leased Premises. Tenant shall keep the Leased Premises in a clean, safe and neat condition free and clear of all of Tenant’s trash, garbage, waste and/or boxes, pallets and containers containing same at all times. Tenant agrees to assume responsibility for compliance by all of the Tenant Parties with the provisions contained in this paragraph.

4.5 Parking. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Common Areas or on any portion of the Property. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Property in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) business day (or any applicable statutory notice period, if longer than one (1) business day) to remove such vehicle(s), in addition to any other remedies Landlord may have under this Lease, charge Tenant, as Additional Rent, and Tenant agrees to pay, as Additional Rent, Twenty-Five Dollars ($25) per business day for each business day that each such vehicle is so parked within the Property. Tenant agrees to assume responsibility for compliance by the Tenant Parties with the parking provisions contained herein. Landlord reserves the right to grant easements and access rights to others for use of the parking areas on the Property, provided that such grants do not materially interfere with Tenant’s use of the parking areas.

4.6 Signs. Tenant Subject to the terms of this Paragraph 4.6 and applicable Laws and Restrictions, (i) Landlord shall provide non-exclusive Building-standard (A) directory signage for Tenant in the main lobby of the Building and (B) suite signage for Tenant, and (ii) Tenant will be permitted to install a single Building eyebrow sign at Tenant’s sole cost and on a non-exclusive basis (“Tenant’s Eyebrow Signage”).  Tenant’s Eyebrow Signage (including, without limitation, the location, size, design, colors and material thereof) shall not be installed without Tenant having first obtained the written approval of Landlord, and any approval required by applicable Laws and Restrictions (it being acknowledged and agreed that Landlord, at no cost to Landlord, shall use commercially reasonable efforts to assist Tenant in obtaining any such approval, but that Landlord has made no representations or warranties of any kind as to whether or not any such approval may be obtained).  Tenant’s Eyebrow Signage shall be subject each of the following conditions:

(i) Tenant’s Eyebrow Signage shall be designed, maintained and installed in accordance with all applicable Laws and Restrictions.  The design and location of Tenant’s Eyebrow Signage shall be consistent with applicable Laws and Restrictions.

(ii)  Tenant may not change Tenant’s Eyebrow Signage without the prior written consent of Landlord.

(iii) All approvals and permits required to be obtained for the installation and maintenance of Tenant’s Eyebrow Signage shall be obtained and maintained at Tenant’s sole cost and expense.

(iv) Tenant’s Eyebrow Signage will be constructed, installed and maintained at Tenant’s sole cost and expense.

(v) Tenant shall install, operate, insure, maintain, repair and replace Tenant’s Eyebrow Signage (and the lighting therefor, if any) at Tenant’s sole cost and expense subject to applicable code and such reasonable rules and regulations as Landlord may require, including, without limitation, the Building’s construction rules and regulations.

(vi) If Tenant’s Eyebrow Signage is lighted or electrified as may be permitted pursuant to the terms hereof, it must be separately metered or sub-metered as more specifically described in Paragraph 5.2(d) below.

(vii) Tenant must remove Tenant’s Eyebrow Signage at Tenant’s sole cost and expense upon the earliest to occur of (y) any termination of this Lease or (z) the expiration of the Lease Term.  Upon such removal by Tenant, Tenant shall fully repair and restore the area where Tenant’s Eyebrow Signage was installed and located, including, without limitation, the restoration and replacement of any Building surfaces.  If Tenant does not remove Tenant’s Eyebrow Signage as and when required under the terms of the Lease, Landlord may remove it and perform such restoration, repair and replacement, and Tenant shall reimburse Landlord for Landlord’s costs and expenses of such removal, restoration and replacement within thirty (30) days of demand.

(viii)  Tenant’s Eyebrow Signage shall be personal to the original Tenant named herein.

Notwithstanding the signage rights granted to Tenant pursuant to this Paragraph 4.6, Landlord reserves and retains the right to place Landlord’s name and/or ownership affiliation in or on the Leased Premises, the Building, the Common Areas or the Property, or on any of the signs located thereon, as determined in Landlord’s sole discretion.

4.7 Compliance with Laws and Restrictions. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Restrictions respecting the use and occupancy of the Leased Premises, the Building, the Common Areas or the Property including, without limitation, Title 24, building codes, the Americans with Disabilities Act and the rules and regulations promulgated thereunder, and all Laws governing the use and/or disposal of hazardous materials, and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to so abide, observe, or comply. Notwithstanding anything to the contrary in this Lease, Tenant shall not be obligated to make any alterations, modifications or improvements to the Leased Premises, the Building, the Common Areas or the Property in order to comply with any Laws or Restrictions unless such compliance is required (i) in connection with any alterations, modifications or improvements performed by or at the request of Tenant (except for Landlord’s Work), (ii) to accommodate Tenant’s employees with disabilities, (iii) as a result of Tenant’s use or occupancy of the Leased Premises in a manner inconsistent with the Permitted Use or the general use and occupancy of the Building, or (iv) as a result of any breach by Tenant of any of Tenant’s covenants or agreements under this Lease. Tenant’s indemnity obligations hereunder shall survive the expiration or sooner termination of this Lease. The foregoing is not intended to and shall not limit Landlord’s obligations under Paragraph 6.3 below.

4.8 Compliance with Insurance Requirements. With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provisions of this Lease, Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Common Areas or the Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease.

4.9 Landlord’s Right to Enter. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant at least twenty-four (24) hours’ prior notice (which notice may be oral or electronic in nature and shall not be required in the event of a bona fide emergency, as reasonably determined by Landlord) and subject to Tenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers, mortgagees or tenants; (iii) making necessary alterations, additions or repairs; and (iv) performing any of Tenant’s obligations when Tenant has failed to do so. Landlord shall have the right to enter the Leased Premises during normal business hours (or as otherwise agreed), subject to Tenant’s reasonable security measures, for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall also have the right, upon at least twenty-four (24) hours’ prior notice to Tenant (which notice may be oral or electronic in nature and shall not be required in the event of a bona fide emergency, as reasonably determined by Landlord), to access the Building’s vertical risers and the interstitial space above Tenant’s acoustical ceiling to connect new utility and communications lines from other floors to the base Building utility lines. Landlord shall have the right to enter the Common Areas during normal business hours for purposes of (i) inspecting the exterior of the Building and the Common Areas; (ii) posting notices of non-responsibility (and for such purposes Tenant shall provide Landlord at least thirty (30) days’ prior written notice of any work to be performed on the Leased Premises as well as notice within one (1) day after the commencement of such work); and (iii) supplying any services to be provided by Landlord. Any entry into the Leased Premises or the Common Areas obtained by Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive of Tenant from the Leased Premises or any portion thereof.

4.10 Use of Common Areas. Tenant, in its use of the Common Areas, shall at all times keep the Common Areas in a safe condition free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are not specifically permitted by Landlord to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. Landlord reserves the right to grant easements and access rights to others for use of the Common Areas and shall not be liable to Tenant for any diminution in Tenant’s right to use the Common Areas as a result. The Building contains a “Conference Center” for the use of the tenants. Tenant will be provided unlimited usage of the Conference Center, subject to availability, on a pre-scheduled basis with thirty (30) days’ notice, at no additional cost to Tenant during the Term, with access available on Saturdays and Sundays, upon prior notice and duly scheduled, as contained in this Section 4.10, and subject to after-hour HVAC provisions contained in this Lease. Tenant’s rights under this Section 4.10 are conditioned upon Tenant not being in default under the Lease and adhering to the Rules and Regulations. Landlord makes no representations or commitment as to the continuous operation of the Conference Center.

4.11 Environmental Protection. Tenant’s obligations under this Paragraph 4.11 shall survive the expiration or termination of this Lease.

(a) As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including, but not limited to, those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes§ 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (1) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code§ 39000 et seq., and (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

(b) Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with, and shall cause the Tenant Parties to comply with, all Laws relating to the storage, use and disposal of Hazardous Materials at the Property; provided, however, that Tenant shall not be responsible for contamination of the Leased Premises and/or the Building, or the Property by Hazardous Materials existing as of the date the Leased Premises are delivered to Tenant (whether before or after the Lease Commencement Date) excepting only contamination caused by Tenant or the Tenant Parties. Tenant shall not store, use or dispose of any Hazardous Materials except for ordinary office and cleaning supplies used in compliance with all Laws and Restrictions (“Office & Cleaning Supplies”). In no event shall Tenant or any of the Tenant Parties conduct any invasive or destructive environmental tests of the Leased Premises or cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Building any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials on the Leased Premises caused or permitted by Tenant or any of the Tenant Parties results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required hereunder to return the Leased Premises and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials, to the extent such Hazardous Materials were introduced to the Property by Tenant or any of the Tenant Parties.

(c) Upon termination or expiration of the Lease Term, Tenant, at its sole expense, shall cause all Hazardous Materials placed in or about the Leased Premises, the Building and/or the Property by Tenant or any of the Tenant Parties, and all installations (whether interior or exterior) made by or on behalf of Tenant or any of the Tenant Parties relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Tenant. If Tenant uses any Hazardous Materials other than Office & Cleaning Supplies, then Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Property and shall take all other actions as may be required to complete the closure of the Building, and the Property. (The foregoing sentence shall not be read to imply that Tenant has any right to use any Hazardous Materials other than Office & Cleaning Supplies.) In addition, if Landlord reasonably believes that Tenant has caused or permitted contamination of the Leased Premises or Property, then at Landlord’s request, prior to vacating the Leased Premises, Tenant shall undertake and submit to Landlord an environmental site assessment from an environmental consulting company reasonably acceptable to Landlord which site assessment shall evidence Tenant’s compliance with this Paragraph 4.11.

(d) At any time prior to expiration of the Lease Term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Leased Premises, Landlord shall have the right to enter in and upon the Property, Building and Leased Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Property, the Building or the Leased Premises, which has been caused by or resulted from the activities of Tenant or any of the Tenant Parties.

(e) Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

(f) Upon request, Landlord will provide Tenant with a copy of the most recent Phase I environmental report detailing the condition of the Property.

4.12 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Property as may be amended and adopted from time to time, provided, that, Landlord has provided Tenant with written notice of such Rules and Regulations. A copy of Landlord’s current Rules and Regulations for the Property is attached to this Lease as Exhibit E, and such Rules and Regulations are incorporated herein by reference. A violation by Tenant or any of the Tenant Parties of any of such Rules and Regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such Rules and Regulations by any other tenant or user of the Property.

4.13 Reservations. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way and dedications do not unreasonably interfere with the use of the Leased Premises by Tenant. Landlord also reserves the right from time to time to name the Building and/or the Property, change any such names, and change the address of the Building and/or the Property. Tenant agrees to execute any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions, and to confirm any such names or addresses.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1 Repair and Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Common Areas or the Property caused by an act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Common Areas, and the Property.

(a) Tenant’s Obligations. Except with respect to maintenance of Building systems that is Landlord’s responsibility pursuant to Paragraph 5.l(b) below, Tenant shall, at all times during the Lease Term and at its sole cost and expense, continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof. Without limiting the foregoing and notwithstanding any other provision of this Lease, Tenant shall be responsible for maintenance of all dishwashers, water heaters, disposals, and refrigerator water lines, and all plumbing associated with the foregoing located within the Leased Premises, whether already existing, or installed by or for the benefit of Tenant. Tenant shall, at its sole cost and expense, repair all damage to the Leased Premises, and if applicable, the Building, the Common Areas or the Property caused by such Tenant’s appliances or plumbing, or otherwise caused by the activities of Tenant or any of the Tenant Parties, promptly following written notice from Landlord to so repair such damages. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this Paragraph within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same.

(b) Landlords Obligations. Landlord shall, at all times during the Lease Term as a part of Operating Expenses, maintain in good condition and repair the Common Areas, the foundation, roof structure and membrane, load-bearing and exterior walls of the Building, and those Building elevators, electrical, plumbing, and life safety (and Building central HVAC) systems or components thereof which serve the Building. Landlord shall hire a licensed roofing contractor to regularly and periodically inspect and perform required maintenance on the roof of the Building, and a licensed HVAC contractor to regularly and periodically inspect and perform required maintenance on the HVAC equipment and systems serving the Leased Premises. The provisions of this subparagraph (b) shall in no way limit the right of Landlord to charge to Tenant, as Additional Rent pursuant to Article

3 (to the extent permitted pursuant to Article 3), the costs incurred by Landlord in performing such maintenance and/or making such repairs.

5.2 Utilities and Services.

(a) Landlord will furnish to the Leased Premises during the period from 7:00 a.m. to 6:00 p.m., Monday through Friday, from 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Sundays, New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas and such other holidays as are generally recognized in the vicinity of the Property (hereafter, “Building Standard Hours”), and subject to rules and regulations from time to time established by Landlord: lighting and HVAC in amounts required, in Landlord’s reasonable judgment, for the normal use and occupancy of the Leased Premises; provided, however, that HVAC on Saturdays will only be provided upon not less than 24 hours prior written request from Tenant. Tenant acknowledges that the HVAC system of the Building is designed to operate efficiently while electrical equipment such as customary lamps, typewriters, computers and other typical office machines are being used in the Leased Premises and while the Leased Premises are occupied in any building system zone by not more than one person per 150 square feet of rentable area of the Leased Premises. If the temperature otherwise maintained in any portion of the Leased Premises by the HVAC system of the Building is affected by (i) Tenant’s use of any lights, machines or equipment (including, without limitation, computers, electronic data processing machines and copying machines) in excess of normal office usage, or (ii) the occupancy of the Leased Premises by more than one person per 150 square feet of rentable area of the Leased Premises, or (iii) an electrical load that generates heat in excess of normal office usage, Landlord shall have the right, unless Tenant ceases and desists from such usage or excess occupancy within fifteen (15) days after written notice from Landlord, to install any machinery and equipment that Landlord reasonably deems necessary to restore temperature balance, including, without limitation, supplemental and independent HVAC systems and/or modifications to the standard HVAC equipment. In such event, the cost thereof, including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant to Landlord within thirty (30) days after demand therefor by Landlord; provided, however, Landlord agrees to use commercially reasonable efforts to resolve such issue in a cost effective manner. Tenant shall notify Landlord in advance, prior to installing or operating any machines or equipment, of the specifications of such machines or equipment which could so affect the temperature otherwise maintained in any portion of the Leased Premises by the HVAC system of the Building. In addition, Tenant shall pay Landlord the amount of Landlord’s then current hourly charge (currently $55.00 per hour, subject to change from time to time by Landlord) for Building standard HVAC usage during any times other than Building Standard Hours. Unless a system has been installed permitting Tenant to control its own after-hours HVAC use, Tenant must notify Landlord by Friday at 12:00 p.m. as to what weekend usage Tenant will require, unless otherwise waived by Landlord.

(b) Landlord will furnish to the Leased Premises during Building Standard Hours, and subject to rules and regulations from time to time established by Landlord: (i) elevator service (if any), (ii) water for lavatory and drinking purposes, and (iii) janitorial service on business days in the manner that such services are customarily furnished in comparable office buildings in the south Orange County submarket (currently once daily Monday through Friday); provided that in no event shall Landlord be obligated to furnish janitorial service on Saturdays, Sundays, or legal holidays. Landlord shall use commercially reasonable efforts to provide additional janitorial service on weekends or late evenings upon Tenant’s request, but all charges for additional janitorial services provided outside Building Standard Hours shall be paid by Tenant.

(c) In the event any governmental entity promulgates or revises any statute, ordinance or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or any part thereof, or Landlord’s engineers propose guidelines or otherwise make recommendations, relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions or the provision of any other utility or service provided with respect to this Lease, or in the event Landlord is required or elects to make alterations or to perform maintenance with respect to, any part of the Property in order to comply with such mandatory or voluntary controls, guidelines or recommendations, such compliance, the making of such alterations and/or the performance of such maintenance shall in no event entitle Tenant to any damages, relieve Tenant of the obligation to pay the full Base Monthly Rent and Additional Rent reserved hereunder or to perform each of its other covenants hereunder or constitute or be construed as a constructive or other eviction of Tenant or a disturbance of Tenant’s peaceable possession, provided, that, Tenant’s use of and access to the Leased Premises is not materially impaired.

(d) Tenant will at its sole cost and expense install a separate meter or submeter serving any supplemental HVAC units, server rooms, rooftop equipment, lighted or electrified Building signage, and other non-standard office use areas, if and to the extent any of the same are permitted in accordance with the terms and conditions of this Lease, and will pay all electrical charges measured by such meter or submeter directly to the provider of such electricity (if separately metered) or to Landlord promptly after demand (if submetered). Without the prior written consent of Landlord, which Landlord may refuse in its sole discretion, the electrical current available to the Leased Premises for both lighting and power (excluding the central HVAC system) shall at no time exceed a connected load of 4 watts per square foot of useable area of the Leased Premises plus 1.5 watts per square foot of usable area for lighting. Without the prior written consent of Landlord, which Landlord may refuse in its sole discretion, Tenant shall not: (i) connect or use any electrical equipment that exceeds the capacity of the Building electrical system; (ii) connect any apparatus, machine or device through electrical outlets except in the manner for which such outlets are designed and without the use of any device intended to increase the plug capacity of any electrical outlet; or (iii) maintain at any time an electrical demand load in excess of 4 watts per square foot of useable area of the Leased Premises. At any time that Tenant’s use of electricity exceeds the foregoing limits, Landlord shall have the right to impose a reasonable charge, as determined by Landlord, for such excess use. If Landlord reasonably believes that Tenant’s use of electricity exceeds the foregoing limits, Landlord shall have the right at any time to install an electric current meter in the Leased Premises or otherwise to measure the amount of electric current consumed on the Leased Premises, and the cost of such meter or other corrective measures and the installation and maintenance thereof shall be paid for by Tenant. Landlord agrees that, if and to the extent that an electric current meter is installed for the Leased Premises and chargeable to Tenant hereunder, and Tenant is separately billed for the electricity provided to the Leased Premises, Landlord will exclude electricity (except to the extent attributable solely to the Common Areas) from the determination of the Operating Expenses for purposes of this Lease.

(e) Tenant acknowledges that building management may not be available to support or provide services and/or repairs and/or maintenance, including, without limitation, HVAC hot/cold calls, light bulb changes, and janitorial cleaning, to the Leased Premises outside Building Standard Hours and/or that such services may involve additional charges which shall be billed directly to Tenant. In addition, in the event that Landlord, at Tenant’s request, provides services to Tenant that are (i) in excess of those services required to maintain Building-standard improvements, or (ii) are not otherwise provided for in this Lease, Tenant shall pay Landlord’s reasonable charges for such services within ten (10) days of Tenant’s receipt of a billing therefor.

(f) Landlord shall not be in default hereunder and no damages, compensation, or claim shall be payable by Landlord, and this Lease and the obligations of Tenant to perform all of its covenants and agreements hereunder shall in no way be affected, impaired, reduced, or excused, in the event that there shall be an interruption, curtailment, or suspension of the Building’s HVAC, utility, sanitary, elevator, water, telecommunications, security (including equipment, devices, and personnel), or other Building systems serving the Leased Premises or any other services required of Landlord under this Lease (an “Interruption of Service”), by reason of any casualty, accident, emergency, shortages of labor or materials or any other causes of any kind whatsoever that are beyond the control of Landlord, including, but limited to:

(1) Lack of access to the Building or the Leased Premises (which shall include, but not be limited to, lack of access to the Building or the Leased Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);

(2) Any cause outside the Building;

(3) Reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Leased Premises);

(4) Disruption of mail and deliveries to the Building or the Leased Premises resulting from a casualty;

(5) Disruption of telephone and telecommunications services to the Building or the Leased Premises resulting from a casualty; or

(6) Blockages of any windows, doors, or walkways to the Building or the Leased Premises resulting from a casualty.

Landlord reserves the right, without any liability to Tenant, except as otherwise expressly provided in this Lease, and without being in breach of any covenant of this Lease, to effect an Interruption of Service, as required by this Lease or by Law, or as Landlord in good faith deems advisable, whenever and for so long as may be necessary, to make repairs, alterations, upgrades, changes, or for any other reasonable reason, to the Building’s HVAC, utility, sanitary, elevator, water, telecommunications, security, or other Building systems serving the Leased Premises, or any other services required of Landlord under this Lease. In no event shall Landlord be permitted to effect an Interruption of Service as a retaliatory action against Tenant and/or other tenants of the Building.

In each instance, Landlord shall exercise commercially reasonable diligence to eliminate the cause of the Interruption of Service, if resulting from conditions within the Building and to conclude the Interruption of Service. Landlord shall give Tenant notice, when practicable, of the commencement and anticipated duration of such Interruption of Service.

The occurrence of an Interruption of Service shall not constitute an actual or constructive eviction of Tenant, in whole or in part, entitle Tenant to any abatement or diminution of Rent or any other costs due from Tenant pursuant to this Lease, relieve or release Tenant from any of its obligations under this Lease, or entitle Tenant to terminate this Lease.

Tenant hereby waives the provisions of California Civil Code Section 1932 or any other applicable existing or future Law or ordinance or governmental regulation permitting the termination of this Lease due to any interruption, failure or inability to provide Landlord services as provided for herein.

(g) If any portions of the Leased Premises require HVAC or other utility service in excess of the standard service to be provided by Landlord hereunder, Tenant may install, at Tenant’s cost, supplemental systems (such as supplemental HVAC units) subject to Landlord’s prior approval. Any supplemental units installed by Tenant shall be separately metered and utility charges relating to the operation thereof shall be paid for by Tenant. Tenant at its sole cost and expense shall remove all such supplemental units and alterations relating thereto and restore the Leased Premises prior to the expiration or termination of the Lease Term.

5.3 Security. Tenant shall be solely responsible for security measures at the Leased Premises. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Leased Premises or the Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property or any of the Tenant Parties from any cause whatsoever, including, but not limited to, criminal and/or terrorist acts. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. In the event Landlord in its sole and absolute discretion agrees to provide any security services, whether it be guard service or access systems or otherwise, Landlord shall do so strictly as an accommodation to Tenant and Landlord shall have no liability whatsoever in connection therewith, whether it be for failure to maintain the secure access system, or for failure of the guard service to provide adequate security, or otherwise. Landlord may, but shall be under no obligation to, implement security measures for the Building or other portions of the Property, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator or access and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption. Tenant shall cooperate and comply with, and cause all of the Tenant Parties to cooperate and comply with, such security measures. Landlord shall have no responsibility to prevent, and shall not be liable to Tenant or any of the Tenant Parties, for losses due to theft, burglary or other criminal activity, or for damages or injuries to persons or property resulting from persons gaining access to the Leased Premises, the Building, or the Property, and Tenant hereby releases Landlord and its agents and employees from all liabilities for such losses, damages or injury, regardless of the cause thereof. Without limitation, Paragraph 8.1 below is intended by Tenant and Landlord to apply to this Paragraph 5.3.

5.4 Energy and Resource Consumption.

(a) Energy Consumption Reduction Efforts. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Provided the foregoing does not unreasonably alter Tenant’s obligations or liabilities under this Lease, and further provided there is no material increase in or to Tenant’s monetary obligations and liabilities under this Lease, Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of Rent by reason of such cooperation. Tenant agrees to reasonably cooperate with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical and HVAC systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

(b) Tenant Utility Usage Data Reporting. If Tenant is billed directly by a utility company with respect to Tenant’s electricity and natural gas/propane usage at the Leased Premises, then, promptly following Landlord’s written request, Tenant shall provide its monthly electricity and natural gas/propane usage data for the Leased Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity and natural gas/propane .usage data with respect to the Leased Premises directly from the utility company.

5.5 Limitation of Landlord’s Liability. Landlord shall not be liable to Tenant for injury to Tenant or any of the Tenant Parties, damage to property of Tenant or any Tenant Parties, or loss of Tenant’s or any Tenant Parties’ business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord’s failure to provide security services or systems within the Property for the protection of the Leased Premises, the Building or the Common Areas, or the protection of Tenant’s property or any of the Tenant Parties, or (ii) Landlord’s failure to perform any maintenance or repairs to the Leased Premises, the Building, the Common Areas or the Property until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Common Areas or the Property from whatever cause (other than Landlord’s active gross negligence or willful misconduct), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord).

ARTICLE 6

ALTERATIONS AND IMPROVEMENTS

6.1 By Tenant. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefor, which approval may not be unreasonably withheld. Tenant’s written request shall also contain a request for Landlord to elect whether or not it will require Tenant to remove the subject alterations, modifications or improvements at the expiration or earlier termination of this Lease. If such additional request is not included, Landlord may make such election at the expiration or earlier termination of this Lease (and for purposes of Tenant’s removal obligations set forth in Paragraph 2.6 above, Landlord shall be deemed to have made the election at the time the alterations, modifications or improvements were completed). All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant’s expense (including all permit fees and governmental charges related thereto), using a licensed contractor first reasonably approved by Landlord, in substantial compliance with the Landlord-approved plans and specifications therefor. All work undertaken by Tenant shall be done in accordance with all Laws and Restrictions and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five (5) business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if reasonably requested by Landlord, Tenant shall have obtained contingent liability and broad form builder’s risk insurance in an amount satisfactory to Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modification, alterations or improvements whatsoever to the Common Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof or exterior or load bearing walls of the Leased Premises. As used in this Article 6, the term “modifications, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like.

6.2 Ownership of Improvements. All modifications, alterations and improvements made or added to the Leased Premises by Tenant (other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease Term, and Tenant hereby covenants and agrees not to grant a security interest in any such items to any party other than Landlord. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord’s written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures, shall automatically become the property of Landlord and shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the provisions of Article 2, in which case Tenant shall so remove same. Landlord shall have no obligations to reimburse Tenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord and/or at Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be property of Landlord. All lighting, plumbing, electrical, and HVAC fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.

6.3 Alterations Required by Law. Tenant shall make all modifications, alterations and improvements to the Leased Premises, the Building, the Common Areas and/or the Property, in each case at its sole cost, that are required by any Law because of (i) Tenant’s use or occupancy of the Leased Premises, the Building, the Common Areas or the Property, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations or improvements to or within the Leased Premises. If Landlord shall, at any time during the Lease Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building or the Property, the cost incurred by Landlord in making such modifications, alterations or improvements, including interest at a rate equal to ten percent (10%) (but in no event more than the maximum rate of interest not prohibited or made usurious), shall be amortized by Landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting principles, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered an Operating Expense.

6.4 Liens. Tenant shall keep the Property and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant’s interest in this Lease, the Property or any part thereof, Tenant shall bond against, discharge or otherwise cause such lien to be entirely released within ten (10) days after the same has been recorded. Tenant’s failure to do so shall be conclusively deemed a material default under the terms of this Lease.

ARTICLE 7

ASSIGNMENT AND SUBLETTING BY TENANT

7.1 By Tenant. Tenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Lease, or permit the occupancy of the Leased Premises by a person or entity other than Tenant, whether voluntarily or by operation of Law, without Landlord’s prior written consent which shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall be permitted to assign all or a portion of the Leased Premises to any affiliate of Tenant, without seeking approval by Landlord. Any attempted subletting or assignment, or occupancy of the Leased Premises by a person or entity other than Tenant (or permitted affiliate), without Landlord’s prior written consent, at Landlord’s election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of Rent by Landlord from any person or entity other than Tenant, or the acceptance of Rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article 7 or this Lease or to be a consent to any subletting by Tenant or any assignment of Tenant’s interest in this Lease. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

(a) the proposed assignee or sublessee is a governmental agency;

(b) the proposed assignee or sublessee is a mortgage company, or a call center or other high-density processing operation requiring more than Tenant’s allotted parking set forth in Paragraph 1.1 hereof;

(c) in Landlord’s reasonable judgment, the use of the Leased Premises by the proposed assignee or sublessee would involve occupancy other than for a Permitted Use, would diminish the reputation of the Landlord or the Building, or would require increased services by Landlord;

(d) in the event of a proposed assignment, in Landlord’s reasonable judgment, the credit-worthiness of the proposed assignee is less than that of Tenant and does not meet the credit standards applied by Landlord;

(e) the proposed assignee or sublessee (or any of its affiliates) has been in material default under a lease, has been in litigation with a previous landlord, or in the ten (10) years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;

(f) Landlord (or any of its affiliates) has experienced a previous default by or is in litigation with the proposed assignee or sublessee (or any of their affiliates);

(g) in Landlord’s reasonable judgment, the Leased Premises, or the relevant part thereof, will be used in a manner that will violate any negative covenant as to use contained in this Lease;

(h) the use of the Leased Premises by the proposed assignee or sublessee will violate any applicable Laws or Restrictions;

(i) the proposed assignee or sublessee is a tenant at the Property and there is comparable space then available at the Property for such proposed assignee or sublessee;

(j) the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7; or

(k) Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three or more occasions during the twelve (12) months preceding the date that Tenant shall request consent.

7.2 Merger, Reorganization, or Sale of Assets. Any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock of or other equity interests in Tenant, or the sale or transfer of all or a substantial portion of the assets of Tenant, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. The phrase “controlling percentage” means the direct or indirect ownership of or right to vote (i) stock possessing more than fifty percent of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or (ii) equity interests possessing the ability to direct the management of Tenant. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. Upon Landlord’s request from time to time, Tenant shall promptly provide Landlord with a statement certified by the Tenant’s chief executive officer or chief financial officer, which shall provide the following information: (a) the names of all of Tenant’s shareholders and their ownership interests at the time thereof, provided Tenant’s shares are not publicly traded; (b) the state in which Tenant is incorporated; (c) the location of Tenant’s principal place of business; (d) information regarding a material change in the corporate structure of Tenant, including, without limitation, a merger or consolidation; and (e) any other information regarding Tenant’s ownership that Landlord reasonably requests. In the event of an acquisition by one entity of the controlling percentage of the capital stock of Tenant where this Lease is not assigned to and assumed in full by such entity, it shall be a condition to Landlord’s consent to such change in control that such entity acquiring the controlling percentage assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entity shall execute all documents reasonably required to effectuate such assumption).

7.3 Landlord’s Election. If Tenant shall desire to assign its interest under the Lease or to sublet the Leased Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least thirty (30) days in advance of taking any action with respect thereto. Once Tenant (or Landlord or both pursuant to the joint marketing election described below) has identified a potential assignee or sublessee, Tenant shall notify Landlord, in writing, of its intent to so assign or sublet, at least thirty (30) days in advance of the date it intends to so assign its interest in this Lease or sublet the Leased Premises, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the proposed assignee’s or sublessee’s intended use of the Leased Premises, current financial statements (including a balance sheet, income statement and statement of cash flow) of such proposed assignee or sublessee, the form of documents to be used in effectuating such assignment or subletting and such other information as Landlord may reasonably request. Landlord shall have a period of ten (10) business days following receipt of such notice and the required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to Tenant’s compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused. During such ten (10) business day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee. In addition, in the event Tenant desires to sublease all of the Leased Premises, Landlord shall have the right to elect to jointly market with Tenant the Leased Premises for subleasing and/or direct leasing, such joint marketing election to be made, if at all, in writing and delivered to Tenant during the thirty (30) day period described in the first sentence of this Paragraph 7.3.

7.4 Conditions to Landlord’s Consent. If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment or subletting made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment or subletting but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Tenant under this Lease until cured by satisfying in full each such condition by the assignee or sublessee. The conditions are as follows:

(a) Landlord having approved in form and substance the assignment or sublease agreement and any ancillary documents, which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.

(b) Each such sublessee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant which relate to space being subleased.

(c) Tenant having fully and completely performed all of its obligations under the terms of this Lease through and including the date of such assignment or subletting.

(d) Tenant having reimbursed to Landlord all reasonable costs and reasonable attorneys’ fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting or assignment, which amount shall not exceed $1,500.00 for each such requested sublease (and which limitation shall not apply to each such requested assignment). Tenant shall be obligated to so reimburse Landlord whether or not such subletting or assignment is completed.

(e) Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement or assignment agreement (as applicable) and all related agreements.

(f) Tenant having paid, or having agreed in writing to pay as to future payments, to Landlord fifty percent (50%) of all assignment consideration or excess rentals to be paid to Tenant or to any other on Tenant’s behalf or for Tenant’s benefit for such assignment or subletting as follows:

(i) If Tenant assigns its interest under this Lease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to fifty percent (50%) of the assignment consideration so paid or to be paid (whichever is the greater) at the time of the assignment by the assignee, less Tenant’s reasonable assignment expenses, including, but not limited to, marketing expenses, subtenant improvements, leasing commissions and legal fees; or

(ii) If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant’s assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant’s assignee jointly agree to pay to Landlord an amount equal to fifty percent (50%) of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid.

(iii) If Tenant subleases the Leased Premises, that Tenant and Tenant’s sublessee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant’s sublessee jointly agree to pay to Landlord fifty percent (50%) of all excess rentals to be paid by such sublessee.

7.5 Assignment Consideration and Excess Rentals Defined. For purposes of this Article 7, including any amendment to this Article 7 by way of addendum or other writing: (i) the term “assignment consideration” shall mean all consideration to be paid by the assignee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit as consideration for such assignment, less Tenant’s reasonable assignment expenses, including, but not limited to, marketing expenses, subtenant improvements, leasing commissions and legal fees; and (ii) the term “excess rentals” shall mean all consideration to be paid by the sublessee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit for the sublease of all or any part of the Leased Premises in excess of the rent due to Landlord under the terms of this Lease for the portion subleased for the same period, without deduction for any costs or expenses, except that Tenant may first deduct third party, market rate leasing commissions and reasonable legal fees (which legal fees shall not exceed $1,500.00 in the aggregate for any one (1) sublease). Tenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant which is to be paid to Landlord pursuant to this Article 7 now is and shall then be the property of Landlord and not the property of Tenant.

7.6 Payments. All payments required by this Article 7 to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant’s assignee or sublessee makes each such payment to Landlord, Tenant or Tenant’s assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.7 Good Faith. The rights granted to Tenant by this Article 7 are granted in consideration of Tenant’s express covenant, which Tenant hereby makes, that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant’s personal property which may be conveyed or leased (or services provided) generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this covenant, Landlord may immediately declare Tenant to be in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease.

7.8 Effect of Landlord’s Consent. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments of Tenant’s interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment or subletting. No sublease may be terminated or modified without Landlord’s prior written consent. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered by a court of competent jurisdiction over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Paragraph 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord. Upon a default while a sublease is in effect, Landlord may collect directly from the sublessee all sums becoming due to Tenant under the sublease and apply this amount against any sums due Landlord by Tenant, and Tenant authorizes and directs any sublessee to make payments directly to Landlord upon notice from Landlord. No direct collection by Landlord from any sublessee shall constitute a novation or release of Tenant or any guarantor, a consent to the sublease or a waiver of the covenant prohibiting subleases. Landlord, as Tenant’s agent, may endorse any check, draft or other instrument payable to Tenant for sums due under a sublease, and apply the proceeds in accordance with this Lease; this agency is coupled with an interest and is irrevocable.

7.9 Permitted Sublease or Occupancy. Notwithstanding anything to the contrary in this Article 7, so long as Biolase, Inc. is the Tenant hereunder and it is not in default under this Lease, from and after the Lease Commencement Date, Tenant shall have the right to sublease, or otherwise permit the occupancy of, all or any portion of the Leased Premises to an affiliate of Tenant, upon prior written notice to Landlord but without Landlord’s prior written consent. Such sublease or permitted occupancy shall be for the Permitted Use, and in the event of a sublease, Landlord shall have the right to require such subtenant to enter into a written agreement with Landlord and Tenant confirming the obligations of such subtenant under this Lease as they pertain to the subleased portion of the Leased Premises. No excess rentals (as defined in Paragraph 7.5 above) shall be due and payable in connection with such sublease or permitted occupancy. Neither any such sublease nor any such permitted occupancy shall relieve Tenant of its personal and primary obligation to pay Rent and to perform all of the other obligations to be performed by Tenant hereunder.

ARTICLE 8

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

8.1 Limitation on Landlord’s Liability and Release. Landlord shall not be liable to Tenant for, and Tenant hereby releases and waives all claims and rights of recovery against Landlord and its partners, principals, members, managers, officers, agents, employees, lenders, attorneys, contractors, invitees, consultants, predecessors, successors and assigns (including without limitation prior and subsequent owners of the Property or portions thereof) (collectively, the “Landlord lndemnitees”) from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant or any of the Tenant Parties, any damage to property of Tenant or any of the Tenant Parties, or any loss to business, loss of profits or other financial loss of Tenant or any of the Tenant Parties resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property or the Common Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises; (iv) the failure to provide security and/or adequate lighting in or about the Property, the Building or the Leased Premises, (v) the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); (vii) the blockage of access to any portion of the Property, the Building or the Leased Premises, except that Tenant does not so release Landlord from such liability to the extent such damage was directly caused by Landlord’s gross negligence, willful misconduct, or Landlord’s failure to perform an obligation expressly undertaken by Landlord pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation. In this regard, Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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Tenant initials

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of or suspect to exist in its favor.

8.2 Tenant’s Indemnification of Landlord. Tenant shall defend with competent counsel satisfactory to Landlord any claims made or legal actions filed or threatened against the Landlord Indemnitees with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party occurring within the Leased Premises or resulting from the use or occupancy by Tenant or any of the Tenant Parties of the Leased Premises, the Building or the Common Areas, or resulting from the activities of Tenant or any of the Tenant Parties in or about the Leased Premises, the Building, the Common Areas or the Property, and Tenant shall indemnify and hold the Landlord lndemnitees harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent proximately caused by the active gross negligence or willful misconduct of Landlord. This indemnity agreement shall survive the expiration or sooner termination of this Lease.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:

(a) Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:

(i) Commercial general liability insurance insuring Ten ant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant’s use or occupancy of the Leased Premises, the Building, the Common Areas or the Property, or resulting from Tenant’s activities in or about the Leased Premises or the Property, with coverage in an amount equal to Tenant’ s Required Liability Coverage (as set forth in Article 1), which insurance shall contain “blanket contractual liability” and “broad form property damage” endorsements insuring Tenant’s performance of Tenant’s obligations to indemnify Landlord as contained in this Lease.

(ii) Fire and property damage insurance in “special form” coverage insuring Tenant against loss from physical damage to Tenant’s personal property, inventory, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;

(iii) Business income/extra expense insurance sufficient to pay Base Monthly Rent and Additional Rent for a period of not less than twelve (12) months;

(iv) Machinery breakdown, if applicable;

(v) Product liability insurance (including, without limitation, if food and/or beverages are distributed, sold and/or consumed within the Leased Premises, to the extent obtainable, coverage for liability arising out of the distribution, sale, use or consumption of food and/or beverages (including alcoholic beverages, if applicable) at the Leased Premises for not less than Tenant’s Required Liability Coverage (as set forth in Article 1);

(vi) Workers’ compensation insurance (statutory coverage) with employer’s liability insurance in amounts not less than $1,000,000 sufficient to comply with all laws; and

(vii) With respect to making of any alterations or modifications or the construction of improvements or the like undertaken by Tenant, course of construction, commercial general liability, automobile liability and workers’ compensation (to be carried by Tenant’s contractor), in an amount and with coverage reasonably satisfactory to Landlord.

(b) Each policy of liability insurance required to be carried by Tenant pursuant to this paragraph or actually carried by Tenant with respect to the Leased Premises or the Property: (i) shall, except with respect to insurance required by subparagraphs (a)(ii) and (a)(viii) above, name Landlord, and such others as are designated by Landlord, as additional insureds; (ii) shall, with respect to insurance required by subparagraph (a)(ii) above, name Landlord, and such others as are designated by Landlord, as loss payees; (iii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iv) shall be in a form satisfactory to Landlord; (v) shall be carried with companies reasonably acceptable to Landlord with Best’s ratings of at least A and XI; (vi) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord, or ten (10) days for nonpayment of premium, and (vii) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by Tenant with respect to the Leased Premises or the Property or any property therein (i) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord and (ii) shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its partners, principals, members, managers, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its partners, principals, members, managers, officers, employees, agents and contractors.

(c) Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article 9, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form satisfactory to Landlord that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than thirty days prior to the expiration or cancellation of the policies being renewed or replaced. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article 9. If Landlord’s Lender, insurance broker, advisor or counsel reasonably determines at any time that the amount of coverage set forth in Paragraph 9. l(a) for any policy of insurance Tenant is required to carry pursuant to this Article 9 is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord’s Lender, insurance broker, advisor or counsel reasonably deems adequate. In the event Tenant does not maintain said insurance, Landlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Tenant shall pay to Landlord as additional rent the cost of said insurance plus a ten percent (10%) administrative fee.

9.2 Landlord’s Insurance. With respect to insurance maintained by Landlord:

(a) Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called special form coverage insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance, at Landlord’s election but without any requirements on Landlord’s behalf to do so, (i) may be written in so-called “all risk” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; and/or (iv) may provide coverage for loss of rents for a period of up to twelve (12) months. Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory, and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.

(b) Landlord shall maintain commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Two Million Dollars ($2,000,000). Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property.

(c) Landlord may maintain any other insurance which in the opinion of its insurance broker, advisor or legal counsel is prudent to carry under the given circumstances, provided such insurance is commonly carried by owners of property similarly situated and operating under similar circumstances.

9.3 Mutual Waiver of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners, principals, members, managers, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

ARTICLE 10

DAMAGE TO LEASED PREMISES

10.1 Landlord’s Duty to Restore. If the Leased Premises, the Building or the Common Area are damaged by any peril after the Effective Date, Landlord shall restore the same, as and when required by this paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.3 or by Tenant pursuant to Paragraph 10.4. If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Common Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Lease Commencement Date. Landlord’s obligation to restore shall be limited to the improvements constructed by Landlord. Landlord shall have no obligation to restore any alterations, modifications or improvements made by Tenant to the Leased Premises or any of Tenant’s personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant shall forthwith replace or fully repair all of Tenant’s personal property, inventory, trade fixtures and other improvements constructed by Tenant to like or similar conditions as existed at the time immediately prior to such damage or destruction.

10.2 Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property shall be paid to and become the property of Landlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. The determination of Landlord’s property and Tenant’s property shall be made pursuant to Paragraph 6.2.

10.3 Landlord’s Right to Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty days after the date of such damage or destruction:

(a) The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available from insurance actually carried by Landlord, or (ii) fifty percent of the then actual replacement cost thereof;

(b) The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of Article 9 of this Lease.

(c) The Building is damaged by any peril and, because of the Laws or Restrictions then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage.

10.4 Tenant’s Right to Terminate. If the Leased Premises, the Building or the Common Area are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article 10, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord with respect to the Leased Premises may be complete. Tenant shall have the option to terminate this Lease (if Tenant is not then in default) in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within seven days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

(a) If the time estimated to substantially complete the restoration exceeds twelve (12) months from and after the date the architect’s or construction consultant’s written opinion is delivered; or

(b) If the damage occurred within (12) twelve months of the last day of the Lease Term and the time estimated to substantially complete the restoration exceeds one hundred fifty (150) days from and after the date such restoration is commenced.

10.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 10.4 above, captioned “Tenant’s Right To Terminate”, are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1933, and accordingly, Tenant hereby waives the provisions of such Civil Code Sections and the provisions of any successor Civil Code Sections or similar laws hereinafter enacted.

10.6 Abatement of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, then effective upon and after the expiration of the period insured by any applicable rental or business interruption insurance (the “Insured Period”), the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period (after the Insured Period) of Landlord’s and/or Tenant’s (as applicable) restoration, in proportion in the degree to which Tenant’s use of the Leased Premises (during the restoration period but after the Insured Period) is impaired by such damage.

ARTICLE 11

CONDEMNATION

11.1 Tenant’s Right to Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, or (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.

11.2 Landlord’s Right to Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) because of the Laws or Restrictions then in force, the Leased Premises may not be used for the same use being made before such taking, whether or not restored as required by Paragraph 11.3 below. Any such option to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

11.3 Restoration. If any part of the Leased Premises or the Building is taken and this Lease is not terminated, then Landlord shall, to the extent not prohibited by Laws or Restrictions then in force, repair any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Tenant’s continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1.

11.4 Temporary Taking. If a material portion of the Leased Premises is temporarily taken for a period of one (1) year or less and such period does not extend beyond the Lease Expiration Date, this Lease shall remain in effect. If any material portion of the Leased Premises is temporarily taken for a period which exceeds one (1) year or which extends beyond the Lease Expiration Date, then the rights of Landlord and Tenant shall be determined in accordance with Paragraphs 11.1 and 11.2 above.

11.5 Division of Condemnation Award. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business or its moving costs, or (iii) for the value of any leasehold improvements installed and paid for by Tenant. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article 11, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Supreme Court to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

11.6 Abatement of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Lease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.

11.7 Taking Defined. The term “taking” or “taken” as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property to such an agency under threat of condemnation or the exercise of such power.

ARTICLE 12

DEFAULT AND REMEDIES

12.1 Events of Tenant’s Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur:

(a) Tenant shall have failed to pay Base Monthly Rent or any Additional Rent when due; or

(b) Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or the Common Areas which is prohibited by the terms of this Lease; or

(c) Tenant shall have failed to perform any term, covenant or condition of this Lease (except those requiring the payment of Base Monthly Rent or Additional Rent, which failures shall be governed by subparagraph (a) above) within the shorter of (i) any specific time period expressly provided under this Lease for the performance of such term, covenant or condition, or (ii) thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same; or

(d) (i) Tenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, or (ii) any guarantor shall have assigned or delegated its rights or obligations under the applicable guaranty without first obtaining Landlord’s written consent if and as required by the terms of the applicable guaranty, in either case (i) or (ii), whether voluntarily or by operation of law; or

(e) Tenant shall have abandoned the Leased Premises and otherwise failed to keep the same in a safe and secure condition, and to maintain the Leased Premises in accordance with this Lease; or

(f) Tenant or any guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such guarantor) or any property or asset essential to the conduct of Tenant’s (or such guarantor’s) business, and Tenant (or such guarantor) shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(g) Tenant or any guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

(h) Tenant or any guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty days after its original entry; or

(i) Tenant or any guarantor of this Lease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order; or

(j) Tenant (or its affiliate) shall be in default of its obligations under any lease between Landlord (or its affiliate) and Tenant (or its affiliate).

12.2 Landlord’s Remedies. In the event of any default by Tenant, and without limiting Landlord’s right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

(a) Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the then maximum rate of interest not prohibited by law from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

(b) Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim for damages therefor. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease constitute a termination of this Lease:

(i) Appointment of a receiver or keeper in order to protect Landlord’s interest hereunder;

(ii) Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

(iii) Any action taken by Landlord or its partners, principals, members,

managers, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises on any action taken to relet the Leased Premises or any portion thereof for the account at Tenant and in the name of Tenant.

(c) In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 (“lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the Effective Date.

(d) In the event Landlord terminates this Lease due to Tenant’s breach, Landlord shall be entitled, at Landlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Effective Date. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by law shall be used where permitted. Such damages shall include, without limitation:

(i) The worth at the time of the award of the unpaid rent which had been earned at the time of termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; plus

(iv) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises, (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), (iii) broker’s fees allocable to the remainder of the term of this Lease, advertising costs and other expenses of reletting the Leased Premises; (iv) costs of carrying and maintaining the Leased Premises, such as taxes, insurance premiums, utility charges and security precautions (although the foregoing shall not in any way modify Paragraph 5.3 above), (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default; plus

(v) The unamortized amount of (i) abated or free rent, and (ii) any tenant improvement or similar allowance paid or credited by Landlord to Tenant pursuant to this Lease or the Work Letter.

(e) In addition, Tenant acknowledges that an event of default under this Lease may cause Landlord to incur damages under its mortgage and related financing documents, including, but not limited to, the payment of default interest, legal fees, late charges, collection costs, and sums necessary to maintain Lender’s yield on the loaned amounts. Accordingly, Tenant agrees that Landlord has the right to add such loan-related damages to the damages for which Tenant is responsible hereunder as a result of an event of default.

(f) Pursuant to California Code of Civil Procedure Section 1161.1, Landlord may accept a partial payment of Rent after serving a notice pursuant to California Code of Civil Procedure Section 1161, and may without further notice to the Tenant, commence and pursue an action to recover the difference between the amount demanded in that notice and the payment actually received. This acceptance of such a partial payment of Rent does not constitute a waiver of any rights, including any right the Landlord may have to recover possession of the Leased Premises. Further, Tenant agrees that any notice given by Landlord pursuant to Paragraph 12.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

12.3 Landlord’s Default and Tenant’s Remedies. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty (30) days following its receipt of such notice within which to perform such obligations; provided that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period, not to exceed an additional thirty (30) days. In the event of Landlord’s default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

12.4 Limitation of Tenant’s Recourse. Tenant’s sole recourse against Landlord shall be to Landlord’s interest in the Building and the Common Areas. If Landlord is a corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, or other principals of such business entity, and (ii) Tenant shall have recourse only to the interest of such corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity in the Building and the Common Areas for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders or principals. Additionally, if Landlord is a partnership or limited liability company, then Tenant covenants and agrees:

(a) No partner, manager, or member of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership or limited liability company and then only for that sole purpose);

(b) No service of process shall be made against any partner, manager, or member of Landlord except for the sole purpose of securing jurisdiction over the partnership; and

(c) No writ of execution will ever be levied against the assets of any partner, manager, or member of Landlord other than to the extent of his or her interest in the assets of the partnership or limited liability company constituting Landlord.

Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner, manager, or member of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made regarding this Lease or the Leased Premises or any actual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether or not Landlord is notified that such damages may occur.

12.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.

ARTICLE 13

GENERAL PROVISIONS

13.1 Taxes on Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant’s estate in this Lease, Tenant’s ownership of property, improvements made by Tenant to the Leased Premises or the Common Areas, improvements made by Landlord for Tenant’s use within the Leased Premises or the Common Areas, Tenant’s use (or estimated use) of public facilities or services or Tenant’s consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, “Tenant’s Interest”). Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord’s property, the Building or the Property, or if the assessed value of the Building or the Property is increased by the inclusion therein of a value placed upon Tenant’s Interest, regardless of the validity thereof, Landlord shall have the right to require Tenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Landlord at least ten (10) days prior to delinquency, then Landlord shall have the right to pay such taxes on Tenant’s behalf and to invoice Tenant for the same, in either case whether before or after the expiration or earlier termination of the Lease Term. Tenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Landlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Landlord, as Additional Rent, the amount set forth in such invoice. Failure by Tenant to pay the amount so invoiced within such time period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.

13.2 Holding Over. This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred twenty-five percent (125%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over. Without limiting the foregoing, in the event of a holding over to which Landlord has consented, any rights of Landlord or obligations of Tenant set forth in this Lease and purporting to apply during the Lease Term, shall nonetheless also be deemed to apply during any such hold over period. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Leased Premises. Therefore, if Tenant fails to surrender the Leased Premises upon the expiration or termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims resulting from such failure, including, without limiting the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

13.3 Subordination to Mortgages. This Lease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date, and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, if requested by Landlord, Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or by the existing lessor or lender to assure the subordination of this Lease to such ground lease, mortgage or deed of trust, including but not limited to a subordination and nondisturbance agreement in the form attached to this Lease as Exhibit F or such other form as any such lessor or lender may require. If the proposed form of subordination and nondisturbance agreement is on a different form than the form attached hereto as Exhibit F, then Tenant shall not object to any concept included in such other form if a similar concept was included in Exhibit F. However, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Landlord and such lessor or lender deems necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord’s ground leasing the land underlying the Building or the Property and/or encumbering the Building or the Property as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or by such lessor or lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender agrees not to disturb Tenant’s quiet possession of the Leased Premises so long as Tenant is not in default under this Lease. Tenant’s failure to execute and deliver such documents or instruments within ten (10) days after Landlord’s request therefor shall be a material default by Tenant under this Lease, and no further notice shall be required under Paragraph 12.l(c) or any other provision of this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, it being agreed and understood by Tenant that Tenant’s failure to so deliver such documents or instruments in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. If Landlord assigns the Lease as security for a loan, Tenant agrees to execute such documents as are reasonably requested by the lender and to provide reasonable provisions in the Lease protecting such lender’s security interest which are customarily required by institutional lenders making loans secured by a deed of trust, which may include, but shall not be limited to, those provisions set forth in Exhibit F attached hereto.

13.4 Tenant’s Attornment Upon Foreclosure. Tenant shall, upon request, attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building or the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under an underlying ground lease of the land underlying the Building or the Property, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant’s rights under this Lease.

13.5 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

13.6 Estoppel Certificate. Tenant will, within ten (10) days following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate substantially in form attached as Exhibit G, (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord, its Lender or prospective lenders, investors or purchasers of the Building or the Property. Tenant’s failure to execute and deliver such estoppel certificate within ten (10) days after Landlord’s request therefor shall be a material default by Tenant under this Lease, it being agreed and understood by Tenant that Tenant’s failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest in them.

13.7 Tenant’s Financial Information. Tenant shall, within ten (10) days after Landlord’s request therefor, deliver to Landlord a copy of Tenant’s (and any guarantor’s) current audited financial statements (or, if current audited financial statements are not then readily available, current unaudited financial statements certified by the chief financial officer of Tenant as being true, correct and complete in all material respects) (including a balance sheet, income statement and statement of cash flow), a list of all of Tenant’s creditors with current contact information, and any such other information reasonably requested by Landlord regarding Tenant’s financial condition. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein. Any such financial statement or other information which is marked “confidential” or “company secrets” (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this paragraph, unless the same becomes a part of the public domain without the fault of Landlord.

13.8 Transfer by Landlord. Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for (i) the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer, and (ii) repayment of any unapplied portion of the Security Deposit (upon transferring or crediting the same to the transferee), and (iii) the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Building or the Property.

13.9 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

13.10 Notices. Any notice required or permitted to be given under this Lease other than statutory notices shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by PDF email or facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:

If to Landlord:	Foothill Corporate I MT, LLC
c/o Kingsbarn Real Estate Capital
11622 El Camino Real 1st Floor
Del Mar, CA 92130
Attention: General Counsel
Email: rjones@kingsbarn.com
Facsimile: (702) 454-9001

With a copy to:	Kingsbarn Realty Capital, LLC
1645 Village Center Circle, Suite 200
Las Vegas, NV 89134
Attention: General Counsel
Email: rjones@kingsbarn.com
Facsimile: (702) 454-9001

If to Tenant:	Biolase, Inc.

Attention: John Beaver, EVP & CFO
Email: jbeaver@biolase.com
Facsimile: (___)

With a copy to:

Attention:
Facsimile: (___)

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery. Any notice required by statute and not waived in this Lease shall be given and deemed received in accordance with the applicable statute or as otherwise provided by law.

13.11 Attorneys’ Fees and Costs. In the event any party shall bring any action, arbitration, or other proceeding alleging a breach of any provision of this Lease, or a right to recover rent, to terminate this Lease, or to enforce, protect, interpret, determine, or establish any provision of this Lease or the rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys’ fees, expert witness fees, court costs and reasonable disbursements, made or incurred by the prevailing party.

13.12 Definitions. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning wherever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

(a) Real Property Taxes. The term “Real Property Tax” or “Real Property Taxes” shall each mean the following (to the extent applicable to any portion of the Lease Term, regardless of when the same are imposed, assessed, levied, or otherwise charged): any and all real and personal property taxes, assessments, fees, license fees, license taxes, commercial rental taxes, levies, charges or other impositions levied or otherwise imposed against the Property or any portion thereof or against any legal or equitable interest of Landlord therein by any governmental or quasi-governmental authority (including, without limitation, any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof), including, without limitation, taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which are at any time hereafter levied on the Property or any portion thereof as a result of the use, ownership or operation of the Property or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments. Real Property Taxes shall also include, without limitation, taxes, assessments, reassessments, special assessments, license taxes , business license fees, business license taxes, commercial rental taxes, levies, charges, penalties or taxes, imposed by any authority against the Leased Premises, the Building, the Property or any portion thereof or any legal or equitable interest of Landlord therein. Special assessments are deemed payable in such number of installments permitted by law, whether or not actually so paid, and include any applicable interest on such installments. Real Property Taxes shall also include, without limitation: (1) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Real Property Taxes, it being acknowledged by Tenant and Landlord that Proposition 13 (codified as California Constitution Section XIII) was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. In further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13 (or as a result of any restriction on real property taxes whether by law or by choice of the applicable legislative or assessing body), Real Property Taxes also include any government or private assessments (or the Property’s contribution toward a government or private cost-sharing agreement) for the purpose of augmenting or improving the quality of services and amenities normally or formerly provided by governmental agencies. Landlord and Tenant intend that all new and increased assessments, reassessments, taxes, fees, levies and charges, and all similar assessments, taxes, fees, levies and charges, be included within the definition of “Real Property Taxes”; (2) any assessment, tax, fee, levy or charge allocated to, or measured by, the area of the Leased Premises or the rent payable under this Lease, including, without limitation, any gross income tax with respect to the receipt of that rent, or on or relating to the possession, leasing, operating, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Leased Premises or any portion of the Leased Premises; (3) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Property, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or waste water disposal) at the Property, the number of persons employed by tenants of the Property, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Property, or the type of use or uses conducted within the Property; (4) any and all assessments, taxes, fees, levies and charges on the transaction contemplated under this Lease or any document to which Tenant is a party, creating or transferring an interest or an estate in the Leased Premises; (5) all possessor taxes charged or levied in place of Real Property Taxes; and (6) any expenses incurred by Landlord in attempting to protest, reduce or minimize Real Property Taxes, including, without limitation, expenses for tax consultants. If, at any time during the Lease Term, the taxation or assessment of the Property prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any the Real Property Tax described above there shall be levied, awarded or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional use or charge (i) on the value, size, use or occupancy of the Property or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Property, or on Landlord’s business of owning, leasing or managing the Property or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. Real Property Taxes may, at Landlord’s election, be computed on an accrual basis based on the year in which they are levied even though they may not be paid until the following year. If a change in Real Property Taxes is obtained for any year of the Lease Term during which Tenant paid Tax Increase, then Landlord may retroactively adjust Real Property Taxes for that year and provide Tenant with a credit for, or bill Tenant for, as the case may be, the appropriate adjustment. Tenant shall pay Landlord the amounts owing from Tenant pursuant to such retroactive adjustment within 30 days after Tenant’s receipt of a statement thereof from Landlord. If a change is obtained reducing Real Property Taxes for the Base Year for Taxes, Landlord may restate Real Property Taxes for the Base Year for Taxes and adjust the Tax Increase for all subsequent years. Tenant shall pay Landlord the amount of any resulting increase in the Tax Increase within thirty (30) days after Tenant’s receipt of a statement thereof from Landlord. Notwithstanding the foregoing, the terms “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord’s income from all sources. In addition, it is the intention of the parties that Real Property Taxes shall include taxes payable due to increases in tax rates and increases in the valuation of the Leased Premises as well as (I) increases in Real Property Taxes that result from changes in ownership of the Property, and, for the purposes of this Paragraph 13.12(a), “change in ownership” has the same definition as in California Revenue and Taxation Code Sections 60-62, or any amendments or successors to those sections, and (II) increases in Real Property Taxes that result from the abolition, overruling, amendment, or modification of California Revenue and Taxation Code Sections 60-69.5, or any amendments or successors to those sections.

Tenant acknowledges that as of the Effective Date, the Real Property Taxes under this Lease include special taxes or other amounts (collectively, the “Special Taxes”) payable on account of the fact that the Property lies within the boundaries of (a) Mello Roos Community Facilities District 87-1 recorded in the Official

Records of Orange County, California (the “Official Records”) on June 11, 1987 as Instrument No. 87-330256, on April 1, 1994 as Instrument No. 94-0229882, and on August 13, 1990 as Instrument No. 90-426719, and (b) Mello Roos Community Facilities District 88-1 recorded in the Official Records on August 2, 1990 as Instrument No. 90-410829. The Special Taxes are paid with general taxes and cannot be prepaid. From time to time, portions of the Special Taxes will be fully paid. At each point in time that a portion of the Special Taxes is fully paid, the Real Property Taxes for the Base Year for Taxes shall exclude any amounts paid during the Base Year for Taxes with respect to the applicable portion of the Special Taxes that have been fully paid, and thereafter the Tax Increase shall be calculated based on such adjusted amount of Real Property Taxes for the Base Year for Taxes for all purposes.

(b) Landlord’s Insurance Costs. The term “Landlord’s Insurance Costs” shall mean the following (to the extent applicable to any portion of the Lease Term, regardless of when the same are incurred): the costs paid by Landlord or the Building’s management company to carry and maintain the policies of fire and property damage insurance for the Building and the Property and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9, which insurance may include, without limitation, casualty, earthquake, liability, rental loss, sprinkler and water damage insurance, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.

(c) Operating Expenses. The term “Operating Expenses” shall mean any and all costs, charges or expenses incurred in connection with the ownership, management, administration, repair, operation and/or maintenance of the Property. Operating Expenses include, but are not limited to, the following: (i) wages, salaries and fees of all employees and contractors, including, without limitation, any on-site management agent and staff, whether employed or engaged by Landlord or the Building’s management company, in connection with the operation, maintenance, repair, administration, security, cleaning or other work or services for the Building, the Property, or any portion thereof, and all costs related to or associated with such employees and contractors or the carrying out of their duties, including, without limitation, costs and expenses of uniforms, uniform dry cleaning, taxes, auto allowances, insurance and benefits (including, without limitation, contributions to pension and/or profit sharing plans, vacation and other paid absences); (ii) costs and expenses of all tools, supplies, equipment and materials, including, without limitation, stationery, maintenance tools and supplies, janitorial tools and supplies and lighting tools and supplies, used in the operation, cleaning, management, repair or maintenance of the Property; (iii) costs, expenses and charges of all utilities, including, without limitation, telephone (including all costs and expenses of telephone service for the alarm system, if any), water, sewer, power, gas, lighting, and HVAC for the Property, except to the extent such utilities are charged directly to and paid in full directly by a tenant of the Building (but such expenses may be included in Operating Expenses for purposes of grossing up Operating Expenses); (iv) Landlord’s Insurance Costs; (v) costs, expenses and charges of all repairs to the Building or other portions of the Property, including, without limitation, interior, exterior, structural and non-structural repairs, and regardless of whether foreseen or unforeseen, repairing and resurfacing the exterior surfaces of the Building (including roof), repairing and resurfacing paved areas, repairing structural parts of the Building, and repairing and replacing, when necessary, electrical, plumbing, heating, ventilating and air conditioning systems serving the Building, and common elements such as elevators, stair wells, and lobbies and Common Areas; (vi) costs, expenses and charges of all maintenance of the Building or other portions of the Property, including, without limitation, painting, landscaping, grounds keeping and the patching, painting, resurfacing and restriping of driveways, parking lots and/or other types of parking facilities; (vii) a market rate management fee payable to Landlord or the company or companies managing the Building including, without limitation, separate fees for security, energy management services and the parking facilities, if any; (viii) costs, expenses and charges of all maintenance, operation and service agreements for the Building or relating to any other portions of the Property, and any equipment related thereto, including, without limitation, costs, expenses and charges under or for service and/or maintenance agreements for janitorial service, trash removal, window cleaning and the sprinkler and security systems in the Building, if any, (ix) accounting and legal fees incurred in connection with the operation, management, repair and/or maintenance of the Property or related thereto; (x) costs, expenses and charges of additional services not provided to the Property at the Lease Commencement Date but thereafter provided; (xi) all computer rentals for energy management or security monitoring systems, if any; (xii) rental and/or purchase costs of parts, supplies, tools, equipment and other personal property, including, without limitation, the replacement cost thereof, and, if Landlord elects, depreciation of personal property on a straight line basis; (xiii) payments, charges and fees imposed under any easement, license, operating agreement, development agreement, declaration, restrictive covenant, reciprocal easement agreement, community association agreement, or other instrument or covenant relating to the sharing of costs with respect to the Property, or any portion thereof, whether recorded against or otherwise affecting the Property, or any portion thereof, whether existing as of the Effective Date or hereafter created; (xiv) permit, license and inspection costs; (xv) costs of employee shuttles and other transportation management efforts; and (xvi) the cost of capital repairs, like-kind replacements, or the cost of capital improvements made to the Building, the Property or any portion thereof that (x) are intended as a labor-saving device or to effect other economies in the maintenance or operation of all or a part of the Property or to reduce Real Property Taxes, or (y) are required under any governmental law, rule, order or regulation or (z) needed periodically to maintain the appearance or performance of the Property or its quality. All such capital expenditures may be amortized (including interest on the unamortized cost at the rate which is the greater of ten percent (10%) per annum or Wells Prime Plus Two over their useful life, as determined by Landlord; provided that if applicable Law imposes a limitation on the interest imposed by Landlord on the unamortized cost of such capital expenditures, then the applicable interest shall be deemed to be the maximum rate permitted by applicable Law. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties of Landlord, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shares, costs and expenses shall be apportioned among the Property and the other buildings or properties in a commercially reasonable manner selected by Landlord. If the occupancy of the Building, during any calendar year (including the Base Year) is less than ninety-five percent (95%), Landlord shall make adjustments to the variable components of Operating Expenses for that calendar year, as reasonably determined by Landlord to determine the amount of Operating Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied. Such adjusted variable components of Operating Expenses and the other Operating Expenses will be considered to have been the amount of Operating Expenses for that calendar year for purposes of calculating Tenant’s Building Share of Operating Expense Increase. For purposes hereunder, the term “variable components” includes only those components of Operating Expenses that are affected by variations in occupancy levels as determined by Landlord.

Notwithstanding anything to the contrary contained in this Lease, Operating Expenses shall not include the following (provided that Landlord reserves the right to charge such costs directly to Tenant to the extent any of the following are caused by the actions or inactions of Tenant, or result from the failure of Tenant to comply with the terms of this Lease):

(i)	Costs expressly excluded from Operating Expenses under any other provisions of this Lease;

(ii)	costs of providing any service directly to, and required to be paid by, any tenant of the Building;

(iii)	entertainment, dining or travel expenses of Landlord;

(Iv)	ground lease rentals;

(v)	costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is actually reimbursed by insurance proceeds;

(vi)	any penalties or damages for Landlord’s default that Landlord pays to Tenant pursuant to the terms of this Lease or to other tenants in the Building pursuant to their respective leases;

(vii)	depreciation and amortization of the Building, and allowances therefor;

(viii)

the cost of the design, construction, renovation, redecorating or other preparation of tenant improvements for other tenants of the Building (including, without limitation, design fees for space planning and third-party fees and charges, permit, license and inspection fees) and allowances therefor;

(ix)	real estate brokerage and leasing commissions and fees;

(x)	advertising and promotional expenses incurred for marketing space in the Building or related to the Property;

(xi)	wages, salaries, reimbursable expenses, benefits and other compensation of any personnel above the grade of Building manager;

(xii)

legal, accounting or other professional fees incurred in connection with negotiating, preparing or enforcing leases or lease terms, amendments of leases, proceedings against any tenant relating to the collection of rent or other sums due to Landlord from such tenant or any other disputes with any tenant;

(xiii)	legal, auditing, accounting or other professional fees not allocated to the operation or management of the Property;

(xiv)	repairs or improvements made for the benefit solely of tenants of the Building other than Tenant;

(xv)

overhead and profit paid to affiliates of Landlord for services on or to the Building or the Property or for supplies or other materials, to the extent that the costs of the services, supplies, or materials exceed the competitive costs of the services, supplies, or materials were they not provided by an affiliate of Landlord;

(xvi)

costs with respect to the creation of a mortgage or a superior lease or in connection with a sale of the Building or the Property including, without limitation, survey, legal fees and disbursements, transfer taxes or stamps and appraisals, and engineering and inspection reports associated with the contemplated sale;

(xvii)	costs incurred with respect to any specialty use or service in the Building which is operated by Landlord and is not available for use by Tenant or its employees;

(xviii)	damages and repairs necessitated by the gross negligence or willful misconduct of Landlord;

(xix)

costs incurred due to violations by Landlord of the terms and conditions of any lease, and penalties or interest for late payment of any obligation of Landlord (unless such penalties or interest result from Tenant’s late payment of Rent);

(xx)	Landlord’s general corporate overhead, including without limitation, the cost of Landlord’s general corporate accounting, except to the extent included in Landlord’s management fees;

(xxi)

the costs incurred in performing work or furnishing services for any tenant in the Building, to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to such tenant at Landlord’s expense;

(xxxii)	any rental concessions to, or lease buy-outs of, any tenant in the Building;

(xxiii)	costs arising from Landlord’s charitable or political contributions and real estate industry association dues and licensing fees;

(xxiv)	any depreciation allowance or expense;

(xxv)	Operating Expenses or costs which are paid directly by Tenant or other tenants; and

(xxvi)	amounts paid to clerks in commercial concessions operated by Landlord which are a source of profit for the Property.

(d) Operating Expense Increase. The term “Operating Expense Increase” shall mean and include Tenant’s Building Share of the increases in Operating Expenses in any given year over the Operating Expenses paid or incurred by Landlord during the Base Year for Operating Expenses. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of the Operating Expense Increase for any year subsequent to the Base Year related to project utilities be less than the components of the applicable Operating Expenses related to project utilities in the Base Year. To the extent any components of Operating Expenses are incurred in connection with the entirety of the Property or only the Common Areas, Landlord reserves the right to recalculate such components of the Operating Expense Increase, and Tenant shall be required to pay its equitable portion thereof as reasonably determined by Landlord. Notwithstanding Tenant’s Building Share, Landlord reserves the right to equitably apportion the Operating Expense Increase between Tenant and other tenants of the Property if, in Landlord’s reasonable opinion (on the basis of factors such as hours and intensity of use of a utility or service), Tenant is responsible for a greater percentage of the Operating Expense Increase than represented by Tenant’s Building Share as appropriate. In addition, Landlord reserves the right to reasonably and equitably adjust Base Year Operating Expenses due to extraordinary circumstances occurring in the Base Year. It is the intention of the parties by the preceding three sentences to equitably apportion Operating Expense Increases; provided, however, the parties hereto agree on a year-over-year cap of five percent (5%) for any increase in Operating Expenses.

(e) Tax Increase. The term “Tax Increase” shall mean and include Tenant’s Building Share of the increases in Real Property Taxes in any given year over the Real Property Taxes paid or incurred by Landlord during the Base Year for Taxes. Real Property Taxes for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, special assessments, surcharges, or other unusual assessments or charges. In no event shall the components of the Tax Increase for any year subsequent to the Base Year be less than the components of the applicable Real Property Taxes in the Base Year. Notwithstanding Tenant’s Building Share, Landlord reserves the right to equitably apportion the Tax Increase between Tenant and other tenants of the Property if, in Landlord’s reasonable opinion, Tenant is responsible for a greater percentage of the Tax Increase than represented by Tenant’s Building Share as appropriate due to performance of above-standard leasehold improvements or other reasonable basis. In addition, in the event the Building (alone or together with a portion of the Common Areas) is ever assessed as a separate tax parcel, Landlord shall have the right to recalculate the Tax Increase and the Real Property Taxes attributable to such parcel, and Tenant shall be required to pay Tenant’s Building Share thereof. It is the intention of the parties by the preceding three sentences to equitably apportion Tax Increases.

(f) Insurance Cost Increase. The term “Insurance Cost Increase” shall mean and include Tenant’s Building Share of the increases in Landlord’s Insurance Costs in any given year over Landlord’s Insurance Costs paid or incurred by Landlord during the Base Year. Landlord’s Insurance Costs for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of the Insurance Cost Increase for any year subsequent to the Base Year be less than the components of the applicable Landlord’s Insurance Costs in the Base Year. Notwithstanding Tenant’s Building Share, Landlord reserves the right to equitably apportion the Insurance Cost Increase between Tenant and other tenants of the Property if, in Landlord’s reasonable opinion, Tenant is responsible for a greater percentage of the Insurance Cost Increase than represented by Tenant’s Building Share as appropriate. To the extent any components of Landlord’s Insurance Costs are incurred in connection with the entirety of the Property or only the Common Areas, Landlord reserves the right to recalculate such components of the Insurance Cost Increase, and Tenant shall be required to pay its equitable portion thereof as reasonably determined by Landlord. In addition, Landlord reserves the right to reasonably and equitably adjust Landlord’s Insurance Costs paid or incurred by Landlord during the Base Year due to extraordinary circumstances occurring in the Base Year. It is the intention of the parties by the preceding three sentences to equitably apportion Insurance Cost Increases.

(g) Law. The term “Law” or “Laws” shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, code, administrative order, condition of approval, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Property, or any of them, in effect either at the Effective Date or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).

(h) Lender. The term “Lender” shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.

(i) Rent. The term “Rent” shall mean collectively Base Monthly Rent and all Additional Rent.

(j) Restrictions. The term “Restrictions” shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property, the Building, the Leased Premises, or the Common Areas.

13.13 General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party: The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.14 Miscellaneous. Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The benefit of each indemnity obligation of Tenant under this Lease is assignable in whole or in part by Landlord. The term “party” shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. If this Lease is signed by an individual “doing business as “or “dba” another person or entity or entity name, the individual who signs this Lease will be deemed to be the Tenant hereunder for all purposes. Submission of this Lease for review, examination or signature by Tenant does not constitute an offer to lease, a reservation of or an option for lease, or a binding agreement of any kind, and notwithstanding any inconsistent language contained in any other document, this Lease is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and prior to such mutual execution and delivery, neither party shall have any obligation to negotiate and may discontinue discussions and negotiations at any time for any reason or no reason. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The headings and captions in this Lease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. The term “governmental agency” or “governmental authority” or similar terms shall include, without limitation, all federal, state, city, local and other governmental and quasi-governmental agencies, authorities, bodies, boards, etc., and any party or parties having enforcement rights under any Restrictions. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Notwithstanding any other provision of this Lease to the contrary, where Landlord’s consent is required hereunder, if the consent of any Lender is required under the applicable loan documents, then Landlord shall be reasonable in withholding Landlord’s consent unless and until such Lender grants its consent. Landlord and Tenant shall both be deemed to have drafted this Lease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Lease. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing such act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

ARTICLE 14

CORPORATE AUTHORITY, BROKERS AND ENTIRE AGREEMENT

14.1 Corporate Authority. If Tenant or any entity constituting Tenant is a corporation, limited partnership, limited liability company, or other legal entity, each individual executing this Lease on behalf of such corporation, limited partnership, limited liability company, or other legal entity, represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State in which the Leased Premises are located, that Tenant has the full right and legal authority to enter into this Lease, and that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with its terms. Tenant shall, within three (3) business days after execution of this Lease, deliver to Landlord a certified copy of the resolution of its board of directors (if a corporation), members and manager(s) (if a limited liability company), or partners (if a limited partnership), authorizing or ratifying the execution of this Lease, as well as a certified copy of binding resolutions of any guarantor in form reasonably acceptable to Landlord, authorizing or ratifying the execution of the applicable guaranty, and if Tenant or any entity constituting Tenant fails to do so, the same shall be a material default on the part of Tenant permitting Landlord at its sole election to terminate this Lease.

14.2 Brokerage Commissions. Tenant represents, warrants and agrees that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder’s fee by reason of its leasing the Leased Premises pursuant to this Lease.

14.3 Entire Agreement. This Lease and the Exhibits (as described in Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

14.4 Landlord’s Representations. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Tenant relied in entering into the Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant’s intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Tenant’s business, or (iii) the exact square footage of the Leased Premises, the Building, the Property, or any portion thereof, and that Tenant relies solely upon its own investigations with respect to such matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, not contained in this Lease or in any Exhibit attached hereto.

ARTICLE 15

PATRIOT ACT COMPLIANCE

15.1 Tenant will use its good faith and commercially reasonable efforts to comply with the

Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Tenant or the Property, including those relating to money laundering and terrorism. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

15.2 Neither Tenant nor any partner in Tenant or member of such partner nor any owner of a direct or indirect interest in Tenant (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Landlord notified Tenant in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Landlord notified Tenant in writing is now included in “Governmental Lists”.

ARTICLE 16

OPTION TO EXTEND

16.1 Option to Extend.

(a) So long as Biolase, Inc. is the Tenant hereunder and occupies the entirety of the Leased Premises (subject to the assignment provisions contained in Article 7 herein), and subject to the conditions set forth in clauses (i) and (ii) below of this subparagraph (a), Tenant shall have one (1) option to extend the term of this Lease with respect to the entirety of the Leased Premises, for a period of five (5) years from the expiration of the initial, unextended Lease Term (the “Extension Term”), subject to the following conditions:

(i) The option to extend shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial, unextended Lease Term; and

(ii) Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises the extension option or on the commencement date of the Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the option to extend upon notice to Tenant.

(b) In the event the option is exercised in a timely fashion, the Lease shall be extended for the Extension Term upon all of the terms and conditions of this Lease, provided that the Base Monthly Rent for the Extension Term shall be the “Fair Market Rent” for the Leased Premises. For purposes hereof, “Fair Market Rent” shall mean the Base Monthly Rent determined pursuant to the process described below.

(c) Within thirty (30) days after receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s estimate of the Base Monthly Rent for the Extension Term, based on the provisions of clause (b) above. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s statement of Base Monthly Rent as the Base Monthly Rent for the Extension Term; or (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within such 30-day period shall constitute acceptance of the Base Monthly Rent for the Extension Term as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within 90 days after the date of Tenant’s election, subject to extension for an additional 30-day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Monthly Rent has been determined, Tenant shall pay Base Monthly Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

(d) In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court in Orange County, California having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in Orange County, California in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

(i) Tenant shall make demand for arbitration in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under clause (c) above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar office space in the South Orange County area who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within fifteen (15) days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(ii) In the event that two arbitrators are chosen pursuant to subclause (i) above, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed, determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such 15-day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to subclause (i). In the event they are unable to agree upon such appointment within seven (7) days after expiration of such 15-day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the Superior Court having jurisdiction over the city in which the Property is located, acting in his or her private and not in his or her official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

(iii) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within 15 days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

(v) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

ARTICLE 17

TELECOMMUNICATIONS AND NETWORKING

17.1 Wireless Network.

(a) Tenant shall have the non-exclusive right to install, at its sole cost and expense and subject to Landlord’s approval of Tenant’s plans and specifications therefor, a wireless intranet, internet, and/or communications network within the Leased Premises for the use of Tenant and its employees at the Leased Premises (the “Network”), subject to the terms of this Paragraph 17.1.

(b) Tenant agrees that the Network equipment (whether owned by Tenant or Tenant’s service providers and contractors) located in the Leased Premises or elsewhere at the Property, including, without limitation, any antennas, switches, or other equipment (collectively, “Tenant’s Network Equipment”), shall be of a type and, if applicable, a frequency that will not cause unreasonable radio frequency, electromagnetic, or other interference to any other party or any equipment of any other party including, without limitation, Landlord, other tenants or occupants of the Property or any other party. If Tenant’s Network Equipment causes or is believed to cause any such interference, upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within forty-eight (48) hours then, upon request from Landlord, Tenant shall shut down Tenant’s Network Equipment pending resolution of the interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord.

(c) Tenant’s Network Equipment and the related installation work (collectively, the “Network Equipment and Work”) shall be conducted in such a manner so as not to void or negatively impact any applicable warranties. Tenant shall supply Landlord with detailed plans and specifications of the Network Equipment and Work prior to the installation thereof for Landlord’s review and approval (which shall not be unreasonably withheld, conditioned, or delayed). Furthermore, Tenant shall have secured Landlord’s approval and the approval of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals and permits for the Network Equipment and Work (if such governmental approval and/or permits are required), and shall provide copies of such approvals and permits (to the extent required) to Landlord prior to commencing any work with respect to such Network Equipment and Work. Tenant will keep and maintain the Network Equipment and Work in good condition and repair at all times and will promptly repair any damage to the Property or any portions thereof caused by such Network Equipment and Work. Upon the expiration or earlier termination of this Lease, Tenant shall remove such Network Equipment and Work and restore the Leased Premises. Tenant shall pay for any and all costs and expenses in connection with, and shall repair all damage resulting from, the installation, maintenance, use and removal of the Network Equipment and Work.

(d) Landlord shall not have any obligations with respect to Tenant’s Network Equipment and Landlord makes no representation that Tenant’s Network Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by Landlord or others at the Property) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date first above set forth.

LANDLORD:

FOOTHILL CORPORATE I MT, LLC,

a Delaware limited liability company

By:   s/ Jeff Pori

Name:   Jeff Pori

Title: Director

Date: 2/4/2020

TENANT:

BIOLASE, INC.,

a Delaware corporation

By: /s/ John R. Beaver

Name:  John R. Beaver

Title:  CFO

Date: 2/3/2020

EXHIBIT A

SITE PLAN

[See attached]

EXHIBIT B

FLOOR PLAN

[See attached]

EXHIBIT C

WORK LETTER

THIS WORK LETTER (“Work Letter”) sets forth the agreement of Landlord and Tenant with respect to the improvements to be constructed in the Leased Premises, as defined in the Lease to which this Work Letter is attached as an exhibit.  In the event of any inconsistency between the terms of this Work Letter and the terms of the Lease, the terms of the Lease shall control.  All defined terms used herein shall have the meanings set forth in the Lease, unless otherwise defined in this Work Letter.

1.Construction of Landlord’s Work.  Landlord shall, through its general contractor (the “Contractor”), furnish and install within the Leased Premises, substantially in accordance with the plans and specifications to be approved by Landlord and Tenant pursuant to Paragraphs 2 and 3 below, certain items of general construction, including necessary governmental fees and permits (the “Landlord’s Work”).  The quantities, character and manner of installation of all of Landlord’s Work shall be subject to the limitations imposed by any applicable governmental regulations relating to conservation of energy and by applicable building codes and regulations.  In addition, Tenant agrees that Landlord’s Work shall not require Landlord to perform work which would (i) require changes to structural components of the Building or the exterior design of the Building; (ii) require any material modification to the Building’s mechanical or electrical systems; or (iii) be incompatible with the Building plans filed with all applicable governmental authorities.

2.Space Planning Documents.

(a)Landlord and Tenant acknowledge and agree that Landlord shall cause to be prepared for Tenant’s approval comprehensive space planning documents (the “Space Planning Documents”).  Landlord shall submit the completed Space Planning Documents to Tenant for Tenant’s approval.  Tenant will provide written approval of the Space Planning Documents within five (5) days after submission.  If Tenant disapproves any part of the submission, the disapproval shall include written instructions adequate for Landlord’s architect and engineers to revise the Space Planning Documents.  Such revisions shall be subject to Landlord’s approval, which shall not be unreasonably withheld.  Tenant will finally approve the revised Space Planning Documents within two (2) days after submission thereof by Landlord to Tenant.

(b)All planning and interior design services relating to furniture and equipment, such as selection of colors, finishes, fixtures, furnishings or floor coverings, will be included in the cost of Landlord’s Work, shall be subject to prior written approval of Landlord, and shall be timely delivered so as not to impede the design and construction of Landlord’s Work.

(c)Upon execution of the Lease by Tenant and approval by Landlord and Tenant of the Space Planning Documents, Landlord shall be authorized to cause its architect and engineers to prepare the Working Drawings (as defined below).

3.Approval of Working Drawings.

(a)Landlord and Tenant acknowledge that Landlord shall retain an architect and engineers to prepare all architectural and engineering plans and specifications required for the construction of Landlord’s Work in conformance with the base building and tenant improvement standard specifications of the Building (the “Working Drawings”), and to prepare drawings and specifications for Changes (as defined below), if any, requested or required pursuant to Paragraph 5 below.

(b)Landlord shall submit the completed Working Drawings to Tenant for Tenant’s approval.  Tenant will provide written approval of the Working Drawings within five (5) days after such submission.  If Tenant disapproves any part of the submission, the disapproval shall include written instructions adequate for Landlord’s architect and engineers to revise the Working Drawings.  Such revisions shall be subject to Landlord’s approval, which shall not be unreasonably withheld.  Tenant will finally approve the revised Working Drawings within two (2) days after submission thereof to Tenant.  If Tenant’s instructions necessitate (i) revisions to the Working Drawings (as originally submitted) which do not conform with the Space Planning Documents, or (ii) a change of scope relative to the Space Planning Documents, the costs incurred by Landlord as a result of such instructions (including, without limitation, the cost of revising the Working Drawings) shall be promptly borne and paid by Tenant upon demand by Landlord.

(c)If Tenant fails to approve the Working Drawings or the revised Working Drawings within the applicable periods set forth in subparagraph 3(b) above, then (A) Landlord shall not be obligated to commence construction of Landlord’s Work, (B) Tenant shall be responsible for any resulting delay, and the cost of such delay, in Landlord’s completion of Landlord’s Work and delivery of the Leased Premises, and (C) any such delay shall be deemed a Tenant’s Delay (as defined below).

(d)Upon Tenant’s approval of the Working Drawings, Landlord shall be authorized to cause the Contractor to proceed with the construction of Landlord’s Work in accordance with the Working Drawings.

4.Cost of Landlord’s Work.  Unless specified otherwise herein, Landlord shall bear and pay the fees and costs of Landlord’s Work.  Any costs of Landlord’s Work pertaining to components of Landlord’s Work that are over and above the approved Space Planning Documents and Working Drawings shall be at Tenant’s sole cost and expense.

5.Changes.

(a)Any request by Tenant for a change in Landlord’s Work after approval of the Working Drawings (a “Change”) shall be accompanied by all information necessary to clearly identify and explain the proposed Change.  As soon as practicable after receipt of any such requested Change, Landlord shall notify Tenant of the estimated cost of such Change as well as the estimated increase in construction time caused by the Change, if any.  Tenant shall approve in writing such estimates within two (2) days after receipt of Landlord’s notice.  Upon receipt of such written request, Landlord shall be authorized to cause the Contractor to proceed with the implementation of the requested Change.

(b)The increased cost, as determined by Landlord, of all Changes, including the cost of architectural and engineering services required to revise the Working Drawings to reflect such Changes, the Contractor’s overhead and fee, and Landlord’s fee for construction administration services, shall be at Tenant’s sole cost and expense, and shall be as determined by Landlord upon completion of Landlord’s Work, subject only to Landlord’s furnishing to Tenant appropriate back-up information from the Contractor concerning the increased costs.

6.Tenant’s Work.  Landlord and Tenant acknowledge and agree that certain work required for Tenant’s occupancy of the Leased Premises, including but not limited to the procurement and installation of furniture, fixtures, equipment, artwork and interior signage, are beyond the scope of Landlord’s Work and shall be performed by Tenant or its contractors at Tenant’s sole cost and expense.  All such work (“Tenant’s Work”) shall be subject to Landlord’s prior written approval.  By prior arrangement with Landlord’s property manager, Tenant shall be permitted access to the Leased Premises by June 1, 2020 in order to perform Tenant’s Work, and Tenant shall adopt a construction/installation schedule for Tenant’s Work in conformance with the Contractor’s schedule, and shall perform Tenant’s Work in such a way as not to hinder or delay the operations of Landlord or the Contractor in the Building.  Any costs incurred by Landlord as a result of any interference with Landlord’s operations by Tenant or its contractors shall be promptly paid by Tenant to Landlord upon demand.  Landlord shall make all reasonable efforts to notify Tenant of any such interference of which Landlord has actual knowledge, but failure to provide such notice shall in no way limit Landlord’s right to demand payment for such costs.  Tenant’s contractors shall be subject to Landlord’s prior written approval, and to the administrative supervision of the Contractor.  Tenant’s Work shall comply with all of the following requirements:

(a)Tenant’s Work shall not proceed until Landlord has approved in writing: (i) Tenant’s contractors, (ii) proof of the amount and coverage of public liability and property damage insurance carried by Tenant’s contractors in the form of an endorsed insurance certificate naming Landlord, the Contractor, and the agents of Landlord and the Contractor as additional insureds, in an amount not less than two million dollars, and (iii) complete and detailed plans and specifications for Tenant’s Work.

(b)Tenant’s Work shall be performed in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced.  In any event, all of Tenant’s Work shall comply with all applicable Laws and Restrictions.  Landlord shall have no responsibility for Tenant’s failure to comply with such applicable Laws and Restrictions.  Any and all delay in obtaining a certificate of occupancy and/or any other governmental approvals due to Tenant’s vendors is the responsibility of Tenant and shall be a Tenant’s Delay.

(c)In connection with Tenant’s Work, Tenant or its contractors shall arrange for any necessary hoisting or elevator service with Landlord and shall pay such reasonable costs for such services as may be charged by Landlord.

(d)Tenant shall promptly pay Landlord upon demand for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, by reason of damage to existing work caused by Tenant or its contractors, or by reason of inadequate cleanup by Tenant or its contractors.

7.Completion; Tenant’s Delay.

(a)Upon the earlier to occur of (i) Landlord’s delivery to Tenant of a certificate of occupancy, temporary certificate of occupancy, or the substantive equivalent of either certificate, if and to the extent required by applicable Laws, evidencing completion of Landlord’s Work, (ii) Tenant’s occupancy of all or part of the Leased Premises (other than as provided in Paragraph 6 above for the purpose of performing Tenant’s Work), (iii) the date that Landlord’s architect furnishes a certificate of substantial completion confirming that Landlord’s Work have been substantially completed, subject to minor details of construction, decoration or mechanical adjustment which do not unreasonably affect Tenant’s ability to do business in the Leased Premises, or (iv) the date upon which Tenant opens for business in the Leased Premises, Landlord’s Work shall be deemed complete and possession of the Leased Premises shall be deemed delivered to Tenant for all purposes under the Lease.

(b)If Landlord shall be delayed in substantially completing Landlord’s Work as a result of any of the following (“Tenant’s Delays”):

(i)Tenant’s failure to approve the Space Planning Documents or the Working Drawings, within the applicable time periods specified in Paragraph 2 and 3 above, as applicable; or

(ii)Any changes in the scope of Landlord’s Work from that set forth in the Space Planning Documents, or any Changes to the Working Drawings requested by Tenant after approval thereof pursuant to Paragraph 5 above (including without limitation Tenant Changes which are requested but not subsequently approved by Tenant or Landlord pursuant to Paragraph 5 above); or

(iii)Any interruption or interference in Landlord’s construction of Landlord’s Work caused by Tenant, its contractors or its vendors; or

(iv)Tenant’s failure to timely pay any amounts which Tenant is obligated to pay under this Work Letter; or

(v)Any other act, neglect, failure or omission of Tenant, its agents, employees or contractors;

or as a result of Force Majeure, then the date upon which Landlord’s Work shall be deemed complete and possession of the Leased Premises shall be deemed delivered to Tenant for all purposes under the Lease shall be advanced by the cumulative duration of such Tenant’s Delays or Force Majeure delays.

8.Designation of Agent.  Tenant hereby designates and appoints ________________ __________ (“Agent”) as its agent to act on its behalf with respect to its duties and obligations under this Work Letter.  For the purposes of this appointment, Agent’s authority shall specifically include, but in no way be limited to, the following: (i) the approval of the Space Planning Documents and the Working Drawings, (ii) the submission of any Changes, (iii) the approval of any Landlord responses to requests for Changes, (iv) the approval of all costs and time, including architectural and engineering services, required to revise the Working Drawings to reflect any Changes, (v) the authorization of any overtime, and (vi) the authority to execute and deliver to Landlord any written authorizations requested by Landlord in connection with the construction of Landlord’s Work.  Tenant expressly acknowledges that this appointment is made with the knowledge that Landlord and its affiliates will rely on the authority granted to Agent herein.  Accordingly, Landlord shall be deemed a third-party beneficiary of this appointment.  Tenant further acknowledges that the authority hereby conferred will continue in full force and effect until Landlord shall receive notice in writing, signed by Tenant, of the revocation of the authority herein granted.  Such revocation shall be effective only as to actions taken by Agent subsequent to receipt by Landlord of such notice.  Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including without limitation, all reasonable attorneys’ fees, asserted against or suffered by Landlord resulting from Landlord’s reliance on this appointment.

EXHIBIT A TO WORK LETTER

SPACE PLANNING

DOCUMENTS

[Attached]

EXHIBIT D

Intentionally deleted

EXHIBIT E

RULES AND REGULATIONS

1.The sidewalks, halls, passages, exits, entrances, elevators, and stairways of the Building shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective Leased Premises. The halls, passages, exits, entrances, elevators, and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Lan lord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent ingress to and egress from Tenant’s Leased Premises to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Except as specifically set forth in the Lease, no tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

2.No sign, placard, picture, name, advertisement or notice visible from the exterior of any tenant’s Leased Premises shall be inscribed, painted, affixed or otherwise displayed by any tenant on any part of the Building without the prior written consent of Landlord. All approved signs or lettering on doors or walls adjacent to doors shall be printed, painted, affixed or inscribed at the expense of the Tenant by a person approved by Landlord, which approval will not be unreasonably withheld (provided that Landlord shall have no such approval right in connection with interior signs which are not visible from the exterior of the Leased Premises). Except as specifically set forth in the Lease, signs visible from outside the Building will not be permitted.

3.No cooking shall be done or permitted on the Leased Premises, except that use by any tenant of food and beverage vending machines and Underwriters’ Laboratory approved microwave and toaster ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

4.No tenant shall employ any person or persons other than Landlord’s janitorial service for the purpose of cleaning the Leased Premises, unless otherwise approved by Landlord. No person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. No tenant shall cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness. Janitor service (other than garbage removal) will not be furnished to rooms when such rooms are occupied after 8:00 P.M. unless, by prior arrangement with Landlord, service is extended to a later hour for specifically designated rooms with any additional cost to be paid by the requesting tenant.•

5.Landlord will furnish each tenant free of charge with two keys to each door lock in its Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenants shall have the right to make keys. No tenant shall change any lock without the express written consent of the Landlord. The tenants shall in each case furnish Landlord with a key for any such lock. Each tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building which shall have been furnished to or made by the tenant.

6.

Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary properly to distribute the weight.

7.

No tenant shall use or keep in the Leased Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment, or, without Landlord’s prior approval, use any method of heating or air conditioning other than that supplied by Landlord except as otherwise specifically permitted by the Tenant’s Lease. No tenant shall use or keep or permit to be used or kept any foul or noxious gas or substance in the Leased Premises, or permit or suffer the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein except as otherwise specifically permitted by the Tenant’s Lease.

8.

. Landlord shall have the right, exercisable without liability to any tenant to change the name and street address of the Property, provided that Landlord shall reimburse Tenant for reasonable costs of replacing Tenant’s stationery resulting from any such change.

9.Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 8:00 A.M. and at all hours on Saturdays, Sundays and legal holidays all persons who do not present a proper access card or other identification as an employee of Tenant or who do not otherwise present proper authorization by Tenant for access to the Leased Premises. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate.

10.No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any exterior window in the Building without the prior consent of Landlord. If consented to by Landlord, such items shall be installed on the office side of the standard window covering and shall in no way be visible from the exterior of the Building. •

11.Each tenant shall see that the doors of its Leased Premises are closed and locked and that all water faucets or apparatus, cooking facilities and office equipment (excluding office equipment required to be operative at all times) are shut off before the tenant or its employees leave the Leased Premises at night, so as to prevent waste or damage, and for any default or carelessness in this regard the tenant shall be responsible for any damage sustained by other tenants or occupants of the Building or Landlord. All tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

12.The toilets, urinals, wash bowls and other restroom facilities shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein.

13.Except with the prior consent of Landlord, no tenant shall sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Leased Premises, in or from the Leased Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Leased Premises of any tenant be used for manufacturing of any kind, or any business or activity other than that specifically provided for in such tenant’s lease.

14.Except as specifically set forth in the Lease, no tenant shall install any antenna, loudspeaker, or any other device on the roof or exterior walls of the Building.

15.There shall not be used in any portion of the Building, by any tenant or its invitees, any hand trucks or other material handling equipment except those equipped with rubber tires and side guards unless otherwise approved by Landlord.

16.Each tenant shall store its refuse within its Leased Premises or in any trash collection area which is part of the Base Building or as otherwise approved by Landlord. No material shall be placed in the refuse boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of refuse in the City of Foothill Ranch without being in violation of any law or ordinance governing such disposal. All refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

17.Canvassing, peddling, soliciting, and distribution of handbills or any other written materials in the Building are prohibited, and each tenant shall to prevent the same.

18.Smoking in all portions of the Building is prohibited, and each tenant shall cooperate to prevent the same.

19.Holidays shall be limited to the following: Christmas (December 25); New Year’s Day (January 1); Presidents Day; Memorial Day; Independence Day (July 4); Labor Day; and Thanksgiving.

20.The requirements of the tenants will be attended to only upon application by telephone or in person at the office of the Landlord or Landlord’s designated representative. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

21.These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of Leased Premises in the Building. In the event of any conflict between these rules and regulations and the Lease, the Lease shall prevail and control.

22.Subject to the terms of the leases, Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

23.For purposes of this Exhibit E, all Rules and Regulations applicable to the Leased Premises shall also apply to any storage space leased by Tenant on the Property.

EXHIBIT F

FORM OF SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT

[See attached]

EXHIBIT G

FORM OF ESTOPPEL CERTIFICATE

[See attached]